Exhibit 10.6
Execution Version

OFFICE LEASE
between
MP Franklin Burnham Co LLC,
as Landlord, and
Tufin Software North America, Inc.,
as Tenant.

For Premises located at:
The Burnham Building
10 Summer Street
Boston, Massachusetts

i

Appendix - Definitions

Exhibits

Exhibit A	Floor Plan of the Premises
Exhibit A-I	Legal Description of the Land
Exhibit B	Commencement Date Certificate
Exhibit C	Rules and Regulations
Exhibit D	Description of Tenant Improvements
Exhibit E	Alteration Rules and Regulations
Exhibit F	Cleaning Specifications
Exhibit G	Operating Expense Exclusions
Exhibit H	Letter of Credit

LEASE
LEASE, dated as of August 28, 2019 (the "Execution Date"), between the parties hereinafter named as Landlord and Tenant covering space in the building located at the Burnham Building, 10 Summer Street, Boston, MA. The parties to this Lease hereby agree with each other as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

Landlord:	MP Franklin Burnham Co LLC

Landlord: Landlord's Address:	c/o Millennium Partners
7 Water Street, Suite 200
Boston, MA 02109-4106

and

c/o Millennium Partners
1995 Broadway, 3rd Floor
New York, New York 10023
Attn: Chief Financial Officer

Landlord's Counsel:	DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110-1447
Attn: Anita S. Agajanian, Esq.,

and

Paul, Hastings, Janofsky & Walker LLP,
20 Park Avenue
New York, NY 10166
Attn: Eric Landau, Esq.

Tenant:	Tufin Software North America, Inc., a Delaware corporation

Tenant's Original Address:	Prior to the Commencement Date:

	2 Oliver Street, 7th Floor
	Boston, MA 02109

	From and after the Commencement Date:

	10 Summer Street, Suite 605
	Boston, MA 02110

	With a copy in each instance to:

	Langer & McLaughlin, LLP
	535 Boylston Street, 3rd Floor
	Boston, MA 02116
	Attn: Tufin Leasing

Premises:
A portion of the sixth (6th) floor of the Building containing approximately 8,982 rentable square feet. The Premises are depicted on Exhibit A attached hereto and made a part hereof. The parties agree upon the rentable area contained herein and shall not have the right to remeasure the Premises.

Building Rentable Square Feet:	Approximately 275,673 rentable square feet.

Office Portion Rentable Square Feet:	Approximately 132,500 rentable square feet.

Premises Rentable Square Feet:	Agreed to be 8,982 rentable square feet.

Tenant's Building Share	3.26%.

Tenant's Office Share:	6.78%.

Base Rent:	On and after the Rent Commencement Date during the Term, subject to the terms provided below, Base Rent shall be in the amounts set forth below:

	Lease Year	Annual Base Rent	Monthly Base Rent	Base Rent PSF
	1	$574,848.00	$47,904.00	$64.00
	2	$585,626.40	$48,802.20	$65.20
	3	$596,404.80	$49,700.40	$66.40
	4	$607,183.20	$50,598.60	$67.60
	5	$617,961.60	$51,496.80	$68.80
	6*	$628,740.00	$52,395.00	$70.00

*partial year

Base Office Operating Expenses:	Office Operating Expenses during calendar year 2019.

Base Building Operating Expenses:	Building Operating Expenses during calendar year 2019.

Base Taxes:	Taxes with respect to the Real Property for the Base Tax Year (as defined below).

Base Tax Year:	Fiscal year 2020, encompassing July 1, 2019 through June 30, 2020.

Allowance:	$10,000.00

Term:	The period commencing on the Commencement Date and expiring on the Fixed Expiration Date.

Commencement Date:	Thirty (30) days following the delivery of the Premises to Tenant.

Rent Commencement Date:	The earlier of (i) the date that is two (2) months following the Commencement Date, and (ii) November 1, 2019.

Fixed Expiration Date	October 31, 2024.

Extension Term:	None.

Security Deposit:	$144,000, in the form of cash or a letter of credit, as further provided in Article 21.

Brokers:	Cushman & Wakefield (Tenant's broker) and CBRE, Inc. (Landlord's broker)

Tenant's Parking Rights:	Four (4)

ARTICLE 2
DEMISE, PREMISES
Section 2.1    Lease of Premises. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises. Terms not defined herein shall have the definitions provided in Appendix - Definitions attached hereto and made a part hereof.
Section 2.2    Appurtenant Rights and Reservations.

(a)    Tenant shall have as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, public or common lobbies, hallways, stairways and elevators and common walkways necessary for access to the Building or the Garage, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; but such rights shall always be subject to the applicable terms and conditions set forth in this Lease and the Rules and Regulations from time to time established by Landlord and to the right of Landlord to designate and change from time to time the areas and facilities so to be used. Landlord makes no representations with respect to the occupancy of retail spaces adjacent to the lobby areas of the Building, if any.
(b)    Excepted and excluded from the Premises are the floor slab, demising walls, perimeter walls and exterior windows (except the inner surfaces of each thereof), the area located between the finished ceiling and the floor slab above, Base Building mechanical rooms and other mechanical rooms that do not exclusively serve the Premises and any space in the Premises used for common shafts, stacks, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities (including, but not limited to, the common sprinkler and HVAC systems) (collectively called the "Excluded Areas"), but the entry doors (and related glass and finish work) to the Premises are a part thereof; and Tenant agrees that Landlord and its employees, agents and contractors shall have the right, on reasonable advance notice to Tenant, except in the event of an emergency, to enter the Premises to access the Excluded Areas and to place in the Premises utility lines, equipment, stacks, pipes, conduits, ducts and the like, subject to Section 16.7 hereof.
(c)    Tenant acknowledges and agrees that Landlord may elect, at any time and from time to time during the Term, to submit the Real Property or portions thereof to one or more condominium regimes together with the remainder of the Real Property or Project, or divided into separate leasehold lots by, or otherwise subjected to, ground leases in order to permit separate ownership and financing of different portions of the Real Property or Project, and Tenant shall cooperate with Landlord as reasonably requested by Landlord in connection with the same. In the event the Building, as originally defined herein, is subdivided or submitted to one or more condominiums, the term "Real Property" shall be deemed to refer, respectively, only to the parcel or parcels of land on which the Premises are located (together with any exclusive easement areas or rights of way) or the appropriate condominium unit or units in which the Premises is located and, at the request of either Landlord or Tenant, Exhibit A-1 shall be amended accordingly, and Operating Expenses shall be appropriately allocated by Landlord, among the Real Property or portions thereof and the other components that from time to time are included in such ground lease or condominium regime. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing. Without limiting the generality of the foregoing, such instruments may include a subordination of this Lease to a ground lease, master space lease(s), or documents creating one or more condominiums at the Building, Real Property or Project so long as such instruments (or a separate agreement) further provide that Tenant shall not be disturbed in its use and occupancy of the Premises or its exercise of any of its other rights pursuant to this Lease as long as this Lease is in full force and effect. In the event the Building or Real Property is subdivided or submitted to one or more condominiums and the obligations of Landlord hereunder shall be carried out by the condominium association(s), Landlord's obligations under this Lease shall be to enforce the rights of Tenant hereunder against the condominium association(s).
Section 2.3    Parking.
(a)    Commencing on the Commencement Date, Landlord shall make available to Tenant parking in the Garage to accommodate the number of passenger cars designated in Article 1 as Tenant's Parking Rights. Tenant shall provide to Landlord a written notice on or before the Commencement Date of Tenant's election to accept or waive Tenant's Parking Rights provided in Article 1 hereof ("Tenant's Parking Notice"). Tenant shall not have the right to increase or decrease the number of Tenant's Parking Rights after the Commencement Date. If Tenant fails to provide Tenant's Parking Notice by the Commencement Date, time being of the essence, Tenant's Parking Rights shall be deemed to be zero (0). Landlord shall make such parking available pursuant to a pass system consisting of annual and/or monthly passes, or on any other reasonable basis determined by Landlord. Such parking will be parked on a self-serve or valet-assisted basis (which may include stackers), in Landlord's discretion, and subject to rules and regulations from time to time established by Landlord or the Garage operator. Tenant's Parking Rights shall be for the use of Tenant's employees only and shall not be used for overnight parking. Tenant's parking privileges are non-transferable. Landlord shall have the right to alter the Garage or its operation from time to time, and to temporarily close portions thereof for maintenance as necessary. Upon Landlord's request, Tenant shall enter into a separate parking agreement with the Garage owner or operator.
(b)    Tenant shall pay for Tenant's Parking Rights at the monthly rate of $450.00 per passenger car during the twelve (12) month period following the Commencement Date, and thereafter at the prevailing market rate charged to Class A tenants for in-building parking in the vicinity of the Building as established from time to time by Landlord or the parking operator of the Garage; provided, however, that such monthly parking charge shall not increase by more than $25.00 per month per space annually (on a cumulative basis). Such monthly parking charges shall be payable monthly as directed by Landlord and shall constitute Additional Rent. In the event that an Event of Default exists hereunder, Landlord shall have the right (in addition to all other rights available to Landlord) to discontinue Tenant's parking privileges as described herein.
(c)    Tenant's parking privileges constitute a license only, and no bailment is intended or shall be created. Neither Landlord nor the parking operator of the Garage will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile parked in the Garage or to any personal property therein, provided Landlord shall be subject to the terms of Section 23.3 hereof.
Section 2.4    Signage. No sign, name, placard, advertisement or notice on or visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Landlord, at Landlord's expense, shall provide and install (i) Building standard signage in the sixth floor elevator lobby to identify Tenant's official name and Building address, all such letters and numerals to be in the

Building standard graphics and (ii) Building directory signage on the Building directory board (which may be an electronic directory at the lobby desk) in the lobby of the Building and on any other directory in the Building. All signs, identification and other rights described in this Section shall be maintained and removed at the end of the Term by Tenant and any damage to the Building or the property on which such signs are located due to such signs, identification or other rights shall be repaired at Tenant's sole cost and expense. All such signs, identification and other rights shall be subject to Landlord's approval and, if required, the approval of applicable Governmental Authorities including without limitation, approvals required as a result of the Building qualifying for historic tax credits. Landlord and Tenant shall cooperate in obtaining any such approvals of Governmental Authorities (provided the same shall be at no out of pocket cost to Landlord). Tenant shall not install any sign or other Tenant identification or structure located or otherwise visible from outside of the Premises without Landlord's written consent. In no event shall Tenant make any permanent modifications, improvements or installations to the common areas of the Building or to the area directly in front of the Building on Summer Street.
ARTICLE 3
TERM
Section 3.1    General. Upon execution of this Lease by the parties hereto, all of the provisions of this Lease shall be deemed to be in full force and effect from and after the date set out in the introductory paragraph of this Lease (the "Effective Date"). The Term shall begin on the Commencement Date set forth in Article 1 of this Lease, and shall continue for the Term.
Section 3.2    Delivery of Premises; Early Access. (a) Landlord shall endeavor, in good faith, to deliver the Premises to Tenant on or before September 1, 2019. Landlord's failure to deliver the Premises to Tenant by September 1, 2019, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord's default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined or provided hereunder or on Tenant's obligations associated therewith.
(b) Provided Landlord shall have received a copy of each of Tenant's insurance policies or certificates of insurance therefor pursuant to Section 11.3 hereof, Landlord shall endeavor, in good faith, to permit Tenant and its contractors to have access to the Premises as of the Execution Date for the purpose of preparing for Tenant's occupancy of the Premises. In connection with such access, Tenant agrees to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time in connection with such work. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease as if the Commencement Date had occurred (including without limitation insurance and indemnity provisions), except that (i) there shall be no obligation on the part of Tenant to pay any Base Rent or Escalation Rent for any period prior to the Commencement Date, and (ii) Tenant shall not be deemed thereby to have taken or accepted possession of the Premises or any portion thereof
Section 3.3    Commencement Date Certificate. After the Commencement Date, Landlord shall deliver to Tenant a completed Commencement Date Certificate substantially in the form attached hereto as Exhibit B. Tenant agrees that such certificate shall conclusively establish the Commencement Date and the Rent Commencement Date of this Lease and the other information contained therein unless Tenant objects thereto in writing within seven (7) Business Days, which objection shall include a detailed statement of the basis for such objection.
Section 3.4    Lease Year. For purposes of this Lease, the term "Lease Year" shall mean a period of twelve (12) consecutive months, commencing on the Rent Commencement Date and each successive twelve (12) month period, except that if the Rent Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall include the period of the Rent Commencement Date to the first day of the following month and twelve (12) calendar months thereafter.
ARTICLE 4
RENTAL
Section 4.1     Base Rent. Commencing on the Rent Commencement Date and continuing during each Lease Year throughout the Term, Tenant agrees to pay to Landlord, or to another party as directed by Landlord, without offset, abatement, deduction or demand, the Base Rent set out in Section 1.1. Such Base Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term, except that the first payment of Base Rent (which shall be equal to a proportionate part of the monthly installment of Base Rent for the partial month from the first day on which Tenant must pay Base Rent to the last day of the month in which such day occurs, plus the installment of Base Rent for the succeeding calendar month) shall be made on the Rent Commencement Date. Base Rent for any partial month shall be pro-rated on a daily basis.
Section 4.2    Additional Defined Terms. For the purposes of this Article 4, the following terms shall have the meanings set forth below:
(a)    "Building Operating Expenses" shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including without limitation, sales and value added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Real Property together with and including (without limitation) the costs of gas, oil, steam, water, sewer rental, electricity heating (other than supplemental heat for the Premises), ventilation, air conditioning (other than supplemental heating and cooling for the Premises), and other utilities furnished to the Building and utility taxes, insurance premiums (including without limitation boiler, machinery, terrorist, property and other insurance costs, as determined by Landlord), condominium fees (if applicable), costs of concierge services, reasonable attorneys' fees and disbursements and management, auditing and other professional fees and expenses, and salaries, wages and benefits of employees of Landlord engaged in the Operation of the Real Property.
(b)    "Office Operating Expenses" shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including without limitation, sales and value added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Office Portion of the Real Property together with and including (without limitation) the costs of gas, oil, steam, water, sewer rental, electricity heating (other than supplemental heat for the Premises), ventilation, air conditioning (other than supplemental heating and cooling for the Premises), and other utilities furnished to the Office Portion of the Building and utility taxes, insurance premiums (including without limitation boiler, machinery, terrorist, property and other insurance costs, as determined by Landlord), condominium fees (if applicable), costs of concierge services, reasonable attorneys' fees and disbursements and management, auditing and other professional fees and expenses, and salaries, wages and benefits of employees of Landlord engaged in the Operation of the Office Portion of the Building.
Landlord shall reasonably apportion Operating Expenses between Building Office Expenses and Office Operating Expenses, without duplication. Operating Expenses shall specifically exclude those costs and expenses provided on Exhibit G and shall exclude Taxes.
Operating Expenses shall be calculated in accordance with Generally Accepted Accounting Principles (GAAP), consistently applied, and will include all commercially reasonable expenses incurred to operate the Building or the Office Portion of the Building, as applicable. If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. Tenant acknowledges and agrees that the insurance coverage of the Building may change from time to time to reflect perils typically covered by reasonably prudent owners of office buildings and as required by any Mortgagee. Any insurance proceeds received with respect to any item previously included as an Operating Expense shall be deducted from Operating Expenses for the Operating Year in which such proceeds are received.
(c)    In determining the amount of Operating Expenses for any Operating Year, if less than ninety-five (95%) percent of the Building Rentable Square Feet (or the Office Rentable Square Feet, as applicable) shall have been occupied by tenant(s) at any time during any such Operating Year, Operating Expenses shall be deemed for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had ninety-five (95%) percent of such area been occupied throughout such Operating Year.
(d)    "Operating Statement" shall mean a statement in reasonable detail setting forth a comparison of the Operating Expenses for an Operating Year with the Base Operating Expenses.
(e)    "Operating Year" shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year for any part or all of which Escalation Rent shall be payable pursuant to this Article 4.
(f)    "Taxes" shall mean (i) all real estate taxes and any other taxes, charges and assessments (including without limitation business improvements district payments) assessed with respect to the Real Property, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located on the Real Property and used in connection with the Operation of the Real Property, and (ii) all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Tax Year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Real Property. Provided that Tenant makes payment of Escalation Rent for Taxes as and when due hereunder, "Taxes" shall not include any interest, penalties or other charges on past due real estate taxes (provided that if Tenant is late on paying Tenant's Share of Taxes, Tenant shall be responsible to pay Landlord, as Additional Rent, any interest, penalties or other charges on such past due Taxes). If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or part, or the type thereof, or if additional types of taxes are imposed upon the Real Property or Landlord, any amounts payable with respect thereto shall be "Taxes" for purposes hereof and Tenant agrees that Tenant shall pay an equitable share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions. If a tax (other than a Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within thirty (30) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.
(g)    "Tax Statement" shall mean a statement in reasonable detail setting forth a comparison of the Taxes for a Tax Year with the Base Taxes.
(h)    "Tax Year" shall mean the period from July 1 through June 30, any portion of which occurs during the Term.
Section 4.3    Escalation Rent: Taxes
(a)     If the Taxes payable with respect to the Real Property for any Tax Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then Tenant shall pay as Additional Rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, a payment (the "Tax Payment") equal to Tenant's Share of the amount by which the Taxes payable with respect to the Real Property for such Tax Year exceed the Base Taxes as shown on the Tax Statement with respect to such Tax Year.
(b)    At any time during or after the Term, as the case may be, Landlord may render to Tenant a Tax Statement or Statements showing (1) a comparison of the Landlord's good faith estimate of Taxes for the applicable Tax Year with the Base Taxes and (2) the amount of the Tax Payment resulting from such comparison. Tenant shall pay to Landlord the Tax Payment not later than thirty (30) days after Tenant's receipt of such Tax Statement or Statements. Within six (6) months following (i) the date on which the final payment of Taxes are due and payable for a particular Tax Year, or (ii) in the event Landlord contests such Taxes, the date on which such contest is resolved either during or after the Term, as the case may be, Landlord shall render to Tenant a Tax Statement or Statements showing (1) a comparison of the actual Taxes for the Tax Year with the Base Taxes and (2) the amount of the actual Tax Payment resulting from such comparison. To the extent the actual Tax Payment differs from Landlord's good faith estimate of such Tax Payment, then Tenant shall pay any net debit balance to Landlord (after crediting all previously paid estimated Tax Payments) within thirty (30) days next following rendition by Landlord of an invoice for such net debit balance; provided that no default by Tenant exists hereunder, any net credit balance shall be applied against the next accruing monthly installments of Base Rent or refunded to the extent no further Base Rent is due. Time is of the essence with respect to Tenant's obligation to timely pay Tax Payments. If the Tax Year established by the applicable Governmental Authority shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior Tax Statement shall be apportioned for the purpose of calculating the Tax Payment payable with respect to such new Tax Year. Landlord's failure to render a Tax Statement during or with respect to any Tax Year shall not prejudice Landlord's right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant's obligation to make Tax Payments for such Tax Year. Tenant acknowledges that the Tax Statement may provide an estimate of the Taxes payable with respect to such Tax Year and that Landlord shall, from time to time thereafter, provide Tenant with updated Tax Statements based on the tax information available. Whenever so requested, but no more than once a year, Landlord shall furnish Tenant with a reproduced copy of the tax bill (or receipted bill) for the Taxes for the current or next succeeding Tax Year (if theretofore issued by the Governmental Authority).
(c)    Landlord shall, on an annual basis during the Term, make a reasonable determination whether or not to engage an expert to challenge the annual assessment of Taxes. Only Landlord shall be eligible to institute tax reduction or other similar proceedings. In the event that after a Tax Statement has been sent to Tenant, a refund of Taxes with respect to a Tax Year during the Term is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth Tenant's applicable share of such refund and Tenant shall be entitled to receive its applicable Building share, either at Landlord's option, by way of a credit against the Base Rent next becoming due after the sending of such Tax Statement, or by a refund, to the extent no further Base Rent is due; provided, however, that Tenant's applicable share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Building in question for the Tax Year to which the refund is applicable.
Section 4.4    Escalation Rent: Operating Expenses.
(a)    Commencing on January 1, 2020, if the Operating Expenses for any Operating Year (any part or all of which falls within the Term) shall be greater than the Base Operating Expenses applicable thereto, then Tenant shall pay as Additional Rent for such Operating Year, and continuing thereafter until a new Operating Statement is rendered to Tenant, a payment (the "Operating Payment") equal to Tenant's Share of the amount by which the Operating Expenses for such Operating Year shall exceed the Base Operating Expenses applicable thereto, as hereinafter provided.
(b)    At any time during or after the Term, Landlord may render to Tenant an Operating Statement or Statements showing (1) a comparison of the Operating Expenses for the Operating Year in question with the Base Operating Expenses, and (2) the amount of the

Operating Payment resulting from such comparison. Landlord's failure to render an Operating Statement during or with respect to any Operating Year in question shall not prejudice Landlord's right to render an Operating Statement during or with respect to any subsequent Operating Year, and shall not eliminate or reduce Tenant's obligation to make payments of the Operating Payment pursuant to this Article 4 for such Operating Year.
(c)    On the first day of the month following the furnishing to Tenant of an Operating Statement, Tenant shall pay to Landlord a sum equal to l/12th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of such Operating Year in which such Operating Statement is delivered, less Operating Payments theretofore made by Tenant for such Operating Year and thereafter, commencing with the then current monthly installment of Base Rent and continuing monthly thereafter until rendition of the next succeeding Operating Statement, Tenant shall pay on account of the Operating Payment for such Year an amount equal to l/12th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Base Rent.
(d)    As used herein, the term "Tentative Monthly Escalation Charge" shall mean a sum equal to 1/12th of Landlord's reasonable estimate of the Operating Payment for the Current Year, and the term "Current Year" shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.
(i)    At any time in any Operating Year, Landlord, at its option, in lieu of the payments required under Section 4.4(c) hereof, may demand and collect from Tenant, as Additional Rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in said Operating Year preceding the demand and reduced by the sum of all payments theretofore made under Section 4.4(c) with respect to said Operating Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in said Operating Year, the monthly installments of Base Rent shall be deemed increased by the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 4.4(d) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 4.4(b) hereof.
(e)    After the end of the Current Year and at any time that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 4.4(b) hereof with respect to the comparison of the Operating Expenses for said Operating Year or Current Year, with the Base Operating Expenses, as the case may be, the amounts, if any, collected by Landlord from Tenant under Section 4.4(c) or (d) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under said Operating Statement for the Operating Year, a reconciliation shall be made as follows: Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of subsection (c) and subsection (d)(ii) of this Section 4.4 for the Operating Year in question. Tenant shall pay any net debit balance to Landlord within thirty (30) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installments of Base Rent.
Section 4.5    Objections to Operating and Tax Statements. Any Operating Statement or Tax Statement sent to Tenant shall be conclusively binding upon Tenant unless, within ninety (90) days after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying the respects in which such Statement is disputed. If such notice is sent, Tenant (together with its independent certified public accountants, provided that in no event shall any such accountants be payable on a contingency fee basis) may examine at Landlord's office only such of Landlord's books and records as reasonably relate to the Operation of the Real Property to determine the accuracy of the Operating Statement or Tax Statement, as applicable. Any examination must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after delivery of Tenant's notice to Landlord disputing such Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain the information obtained from such examination in strict confidence. If, after such examination, Tenant still disputes such Statement and Landlord disagrees with such dispute, either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed as long as such certified public accounting firm is one of the so-called "big-four" public accounting firms, and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially successful, such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party) provided that in no event will Landlord be responsible for reimbursing contingency fees). Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Statement, as provided in Section 4.4 above.
Section 4.6    Partial Years; Survival of Obligations. The expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Operating Payments for such Operating Year and any payments of Tax Payments for such Tax Year, and any Operating Statement relating to such Operating Payment and any Tax Statement relating to such Tax Payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination, In determining the amount of the Operating Payment for the Operating Year or the Tax Payment for the Tax Year which the Term shall expire, the payment of the Operating Payment for such Operating Year or the Tax Payment for the Tax Year shall be prorated based on the number of days of the Term which fall within such Operating Year or Tax Year, as the case may be. Any payments due under such Operating Statement or Tax Statement shall be payable within thirty (30) days after such Statement is sent to Tenant.
Section 4.7    Payment of Rental.
(a)    Tenant shall pay all Rental when due and payable, without any offset, deduction or prior demand therefor whatsoever. Any Additional Rent due shall be payable, unless otherwise provided herein, with the next monthly installment of Base Rent. Rental shall be paid and delivered to Landlord at Landlord's Address or at such other place as Landlord may, from time to time, designate by notice to Tenant. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated as other than a payment on account, nor shall any endorsement or statement on a check for a lesser amount, or upon any letter accompanying such check, that such lesser amount is payment in full, be deemed an accord and satisfaction or given any effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.
(b)    If Tenant shall fail to pay any installment of Base Rent, Escalation Rent or any other item of Rental within five (5) Business Days of the date when due, Tenant shall pay to Landlord, in addition to such installment of Base Rent, Escalation Rent or other item of Rental (including but not limited to any late charge due pursuant to this Section 4.7), as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. If any payment of Rental is not made within ten (10) Business Days after the due date, there shall be added thereto, as Additional Rent to compensate Landlord for the inconvenience, administrative burden and expense created thereby, an amount equal to ten percent (10%) of the amount due, and all Rental thereafter coming due shall be equal to one hundred ten percent (110%) of the Rental that would otherwise be due, making the total Rental due including the Additional Rent, one hundred ten percent (110%) of the Rental that would otherwise be due, which will continue thereafter as the Rental due so long as said Rental, including the Additional Rent, remains unpaid, due and payable. Such interest and late charge shall be in addition to, and not in limitation of, Landlord's other rights and remedies in the event of such late payment. In the event that the interest and late charges which would be required to be paid by Tenant under this Section 4.7 exceed the maximum interest and late charges which may be permitted by the laws of the Commonwealth of Massachusetts, the interest obligation of Tenant shall be that amount which, when added to the applicable late charges, equals such maximum permitted amount.
(c)    If at the commencement of, or at any time or times during, the Term of this Lease, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (x) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, less (y) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

ARTICLE 5
CONDITION OF PREMISES
Section 5.1    Condition of Premises. Tenant accepts the Premises in its "AS IS" condition as of the Commencement Date of this Lease, and Landlord shall have no obligation to perform any improvements or other work in or to the Premises.
Section 5.2    Initial Work.
The "Initial Work" shall include (i) the scope of work described on Exhibit D attached hereto (the "Initial Tenant Improvements"), which scope of work has been approved by Landlord, and (ii) ensuring that the existing electric meter measuring the electrical use at the Premises and the account therefor shall be in Tenant's name and not the name of the previous tenant of the Premises, which name change shall be at no cost or expense to Tenant. Tenant shall submit plans and specifications for the Initial Tenant Improvements to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord agrees to respond to Tenant with respect to such plans and specifications within five (5) Business Days of Landlord's receipt thereof Landlord shall provide Tenant with an allowance in the amount of the Allowance set out in Section 1.1 hereof, which allowance shall be applied to the cost and expense of the Initial Tenant Improvements. If Tenant completes the Initial Tenant Improvements, Landlord shall pay the Allowance to Tenant within thirty (30) days following the occupancy by Tenant of the Premises for business purposes and receipt by Landlord of signed final waivers or final releases of any and all liens or claims by all contractors relating to the Initial Work, in form reasonably acceptable to Landlord. Tenant shall have the Initial Tenant Improvements completed in a good and workmanlike manner, in accordance with Article 7 hereof.
ARTICLE 6
USE AND OCCUPANCY
Section 6.1    Permitted Use. Subject in all respects to applicable Requirements, Tenant shall use and occupy the Premises as general and executive offices and for other lawful purposes incidental to general office use, and for no other purpose. In no event shall Tenant use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing, or a manufacturing business of any kind, (2) by the United States government, the Commonwealth of Massachusetts or the City of Boston, any foreign government, the United Nations or any agency or department of any of the foregoing or any other Person having sovereign or diplomatic immunity, (3) for the rendition of medical, dental or other therapeutic or diagnostic services, (4) for the conduct of a public auction, (5) any retail or office use or for the sale at retail of any products, (6) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises), (7) any action or omission that might result in picketing or a labor dispute or disharmony at or about the Building, (8) for any use in violation of any Requirements,

(9) for any Prohibited Use, or (10) for advertising or marketing services or as an advertising or marketing company.
ARTICLE 7
ALTERATIONS
Section 7.1    Approval Required for Alterations.
(a)    Tenant shall not make any Alterations without Landlord's prior consent. Landlord shall not unreasonably withhold or delay its consent to any proposed nonstructural Alterations, provided that such Alterations (1) are not visible from the outside of the Building, (2) do not affect the use of or require access to any part of the Building other than the Premises, (3) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, (4) do not affect any Building System, (5) do not reduce the value or utility of the Building, (6) do not affect the certificate of occupancy for the Building or the Premises, (7) do not impair the preservation values of the Building and do not require approval relating to any historic tax credits applicable to the Building, (8) are consistent with the Building Standard, and (9) otherwise comply with the Rules and Regulations and this Article 7. Tenant may install a security system within the Premises, subject to Landlord's approval and in accordance with this Article 7. Tenant's installation of such a security system in the Premises, if approved by Landlord, shall be at Tenant's sole cost and expense. Tenant agrees that its Alterations shall comply with any historic preservation restrictions of the National Park Service of the U.S. Department of the Interior (the "NPS") relating to the Building including without limitation cooperating with Landlord to apply for any approvals required of the NPS at least thirty (30) days in advance of the start of construction and adjusting its plans for Alterations in accordance with NPS requirements.
(b)    Prior to making any Alterations, Tenant shall (A) submit to Landlord detailed construction plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord's approval of such plans and specifications, which, in the case of nonstructural Alterations which meet the criteria set forth in Section 7.l(a) above, shall not be unreasonably withheld or delayed, (B) at Tenant's expense, obtain all permits, approvals, inspections (to be performed by Tenant's approved engineer or general contractor), sign-offs and certificates required by any Governmental Authorities (including without limitation any approvals necessary in connection with any historic tax credits relating to the Building), it being agreed that all filings with Governmental Authorities to obtain such permits, approvals, inspections, sign-offs and certificates shall be made, at Tenant's expense, by a Person designated by Landlord (except as otherwise provided above for inspections), and (C) furnish to Landlord duplicate original policies or certificates thereof of worker's compensation (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, and any Lessor and any Mortgagee, as additional insureds, provided that, with respect to any agent, Lessor and Mortgagee, Tenant has received notice thereof Landlord and its agents, employees and contractors shall have the right to enter the Premises to inspect the Alterations (and Tenant shall permit such other inspections as required by Governmental Authorities). Upon completion of such Alteration, Tenant, at Tenant's expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the "as-built" plans and specifications (reproducible mylars and microfiche index cards) for such Alterations, air and water balancing reports and certificates that indicate compliance with flame and smoke spread criteria, it being agreed that all filings with Governmental Authorities to obtain such reports, permits, approvals and certificates shall be made, at Tenant's expense, by a Person designated by Landlord. All Alterations shall be made and performed in accordance with the plans and specifications therefor as approved by Landlord, and the Alteration Rules and Regulations. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment (other than Tenant's Property) shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. In addition, no Alteration at a cost for labor and materials (as reasonably estimated by Landlord's architect, engineer or contractor) in excess of Seventy-Five Thousand Dollars ($75,000) (which amount shall be increased on the third (3rd) anniversary of the Commencement Date and annually thereafter by the annual percentage increase, if any, in the Consumer Price Index from that in effect on the Commencement Date), either individually or in the aggregate with any other Alteration constructed in any twelve (12) month period, shall be undertaken prior to Tenant's delivering to Landlord either (i) a performance bond and labor and materials payment bond (issued by a surety company and in form both reasonably satisfactory to Landlord), each in an amount equal to 120% of such estimated cost, or (ii) such other security as shall be reasonably satisfactory to Landlord or required by any Mortgagee or Lessor. All Alterations requiring the consent of Landlord shall be performed only under the supervision of an independent licensed architect retained and paid for by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.
(i)    In order for Landlord to minimize interference with other occupants of the Building, Tenant agrees to submit to Landlord for Landlord's approval, prior to commencing any Alterations (and from time to time during the construction of Alterations as Tenant becomes aware of the same), a proposed schedule of its construction work. Such schedule shall be in writing and shall include the dates and times of any work that may cause excess noise, vibration or other disturbances in the Building (e.g., core drilling and the like). If required, Landlord and Tenant shall cooperate to reasonably adjust the dates and times of any of the Alterations in order to minimize interference with other occupants of the Building. In addition, Tenant agrees, in the performance of the Alterations, to comply with the requirements of Landlord and the Building manager with respect to noise, vibration and other disturbances. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord's benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness, compliance with Requirements or efficiency thereof or otherwise. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord's benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness, compliance with Requirements or efficiency thereof or otherwise.
(ii)    Tenant shall be permitted to perform Alterations during such hours as Landlord may designate from time to time, provided that such work shall not interfere with, interrupt or disturb the operation and maintenance of the Building or unreasonably interfere with, interrupt or disturb the use and occupancy of the Building by other tenants in the Building. Supplementing the preceding sentence, but not in limitation thereof, in no event shall, in Landlord's judgment, any Alterations interfere with, interrupt or disturb the premises (including, without limitation, the ceiling or flooring therein) of any other tenant or occupant of the Building, and all Alterations shall be performed so as to minimize impacts on other tenants and occupants of the Building.
(iii)    All Tenant's Property installed by Tenant and all Alterations in and to the Premises which may be made by Tenant at its own cost and expense prior to and during the Term, shall with respect to Tenant's Property, remain the property of Tenant, and with respect to said Alterations, become the property of Landlord upon the expiration or sooner termination of this Lease. Upon the Expiration Date, Tenant shall remove Tenant's Property from the Premises and, if Landlord consents, Tenant may remove, at Tenant's cost and expense, all Alterations made by Tenant to the Premises, provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Tenant shall not be required by Landlord to remove any Alterations upon the Expiration Date, other than Alterations that are not typical office finishes (such as vertical penetrations and staircases) ("Required Removables"). Notwithstanding the foregoing, however, (A) upon Tenant's written request in each instance, Landlord shall, in connection with its approval of any Alterations, provide notice to Tenant of any Alterations that Tenant is required to remove on or prior to the Expiration Date, and (B) if Tenant fails to make such request, Landlord, may, by notice given not later than thirty (30) days after the Expiration Date, require Tenant to remove any Required Removables. Tenant hereby agrees to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by any removal required by this paragraph. Landlord acknowledges that Tenant shall not be required to remove any portion of the Initial Work at the end of the Term.
(c)    All Alterations shall be performed, at Tenant's sole cost and expense, by Landlord's contractor(s) or by contractors, subcontractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld). Prior to making an Alteration, at Tenant's request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations to the Premises on behalf of Tenant. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord's consent for such contractor unless, prior to the earlier of (A) entering into a contract with such contractor, and (B) the commencement of work by such contractor, Landlord shall notify Tenant that such contractor has been removed from the list.

(i)    Notwithstanding the foregoing, with respect to any Alteration affecting any Building System (A) Tenant shall select a contractor from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors), and (B) the Alteration shall, at Tenant's cost and expense, be designed by Landlord's engineer for the relevant Building System. If any such Alteration affecting any Building System has been designed by Landlord's engineer, such Alteration shall, subject to the limitations set forth in Section 7.1 above, be deemed approved by Landlord. If any Alterations require the shut down or startup of Building Systems, Tenant shall be responsible to pay all costs associated therewith.
(ii)    Tenant agrees that it shall not perform any Alterations in a manner which would create any work stoppage, picketing, labor disruption, dispute or disharmony anywhere in or about the Premises or the Building or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord's union contracts with respect to the Real Property, or create any work stoppage, picketing, labor disruption, dispute or disharmony or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or of any adjacent property owned by Landlord. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
(d)    Any mechanic's lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within twenty (20) days after Tenant shall have received notice thereof (or such shorter period if required by the terms of any Superior Lease or Mortgage), at Tenant's expense, by payment or filing the bond required by law.
(e)    Within ninety (90) days following the substantial completion of any Alterations, Tenant at its sole cost and expense shall take all necessary action on its part to apply for, diligently prosecute and obtain all certificates of final approval of all Alterations and permanent or final certificate of occupancy ("CO") for the Premises. Copies of all applications for such certificates and approvals and CO shall be delivered to Landlord at the time of submission to the Governmental Authority.
(f)    Tenant shall pay to Landlord within thirty (30) days after demand therefor and as Additional Rent in connection with any Alteration, the reasonable, third party, out-of-pocket costs incurred by Landlord in connection with such Alteration.
Section 7.2    Landlord Cooperation with Permits. Upon the request of Tenant, (provided the same is not contrary to the rights of another tenant or occupant of the Building), Landlord, at Tenant's cost and expense, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including, without limitation, attorneys' fees and disbursements, or suffer any liability in connection therewith.
ARTICLE 8
REPAIRS, FLOOR LOAD
Section 8.1    Repairs. Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the roof, foundation, load-bearing walls, façade, exterior windows, those parts of the Building Systems that provide service to the Premises (but not to the Tenant's Distribution Systems or Alterations) and the common areas of the Building, in conformance with standards applicable to comparable non-institutional first-class office buildings in the City of Boston. Tenant, at Tenant's sole cost and expense, shall take good care of the internal, non-structural portions of the Premises, and the fixtures, equipment, Alterations and appurtenances therein and the Tenant's Distribution Systems and shall make all repairs thereto as and when needed to preserve them in good working order and condition. Notwithstanding the foregoing, all damage or injury to the Premises or the Excluded Areas or to any other part of the Building and Building Systems, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from negligent acts or omissions, neglect or improper conduct of, or Alterations made by, Tenant, Tenant's agents, employees, contractors, invitees or licensees, shall be repaired at Tenant's sole cost and expense.
Any repair required to be made by Tenant hereunder shall be made by (A) Tenant to the reasonable satisfaction of Landlord using contractors or other service providers reasonably acceptable to Landlord (if the required repairs are nonstructural in nature and do not affect any Building System), or (B) Landlord at Tenant's expense (if the required repairs are structural in nature or affect any Building System). All of the aforesaid repairs shall be of good quality and of a class consistent with non-institutional first-class office building work or construction and shall be made in accordance with the provisions of Article 7 hereof. Tenant shall give Landlord prompt notice of any defective condition in the Building or in any Building System, located in, servicing or passing through the Premises, as soon as Tenant becomes aware of same.
Section 8.2    Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds the load bearing capacity of such floor. Tenant shall not move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent shall not be unreasonably withheld, and shall make payment to Landlord of Landlord's costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant shall employ at its sole cost and expense only persons holding a Master Rigger's license to do said work and such additional tradespeople as may be required to perform such work. All work in connection therewith shall comply with all Requirements and the Rules and Regulations, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance.

ARTICLE 9
REQUIREMENTS OF LAW
Section 9.1    Compliance with Requirements of Law.
(a)    Tenant, at its sole cost and expense, shall comply with all Requirements applicable to the use and occupancy of the Premises and the Excluded Areas, including, without limitation, those applicable to the making of any Alterations or repairs therein or the result of the making thereof, except that (other than with respect to the making of Alterations or the result of the making thereof) Tenant shall not be under any obligation to make any Alteration in order to comply with any Requirement applicable to the mere general "office" use or occupancy (as opposed to the manner of use) of the Premises, unless otherwise expressly required herein. In no event shall Tenant be required to perform structural alterations in order to comply with Requirements unless the same arise as a result of (l) Alterations, or (2) Tenant's specific manner of use of the Premises (as opposed to mere general "office" use or occupancy). Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with a standard "all-risk" insurance policy, and shall not do, or permit anything to be done in or upon the Premises or the Excluded Areas, or bring or keep anything therein, except as now or hereafter permitted by the City of Boston Fire Department, Board of Fire Underwriters, or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building, or use the Premises in a manner (as opposed to mere use as general "offices") which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect on the Commencement Date. If by reason of Tenant's failure to comply with the provisions of this Article, the fire insurance rate shall be higher than it otherwise would be, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as Additional Rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon demand by Landlord. Landlord shall furnish Tenant with all bills for additional fire insurance premiums as to which Tenant is required to make reimbursement hereunder. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by any applicable insurance rating bureau, insurance services office or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building.
(b)    Landlord, at its sole cost and expense (but subject to recoupment as provided in Article 4 hereof), shall comply with all other Requirements applicable to the Premises and the Building, subject to Landlord's right to contest the applicability or legality thereof.
Section 9.2    Contest. Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises for which Tenant is responsible, provided that: (A) Landlord (or any Indemnitee) shall not be subject to imprisonment or to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of noncompliance or by reason of such contest; (B) before the commencement of such contest, if Landlord or any Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall furnish to Landlord either (1) a bond of a surety company satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to one hundred percent (100%) of the sum of (i) the cost of such compliance, and (ii) the criminal or civil penalties or fines that may accrue by reason of such noncompliance (as reasonably estimated by Landlord), and (iii) the amount of such liability to independent third parties (as reasonably estimated by Landlord), and shall indemnify Landlord (and any Indemnitee) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance (except that Tenant shall not be required to furnish such bond to Landlord if it has otherwise furnished any similar bond required by law to the appropriate Governmental Authority and has named Landlord as a beneficiary thereunder), or (2) other security reasonably satisfactory in all respects to Landlord; (C) such noncompliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (D) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Without limiting the applicability of the foregoing, Landlord (or any Indemnitee) shall be deemed subject to prosecution for a crime if Landlord (or any Indemnitee), a Lessor under a Superior Lease (a "Lessor"), a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is charged with a crime of any kind whatsoever, unless such charges are withdrawn ten (10) days before Landlord (or any Indemnitee), such Lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto.
Section 9.3    Rules and Regulations. Tenant and Tenant's contractors, employees, agents, visitors, invitees and licensees shall comply with the Rules and Regulations. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees.
ARTICLE 10
SUBORDINATION
Section 10.1    Lease Subordinate.
(a)    This Lease shall be subject and subordinate to each and every Superior Lease and to each and every Mortgage. This clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder; however, Tenant shall execute and deliver promptly an instrument, in recordable form, that Landlord, any Mortgagee or Lessor reasonably may request to evidence and confirm such subordination. Tenant shall not knowingly do anything that would constitute a default under any Superior Lease or Mortgage, or knowingly omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if in connection with the entering into of a Superior Lease, any lending institution or Lessor shall request reasonable modifications of this Lease that do not increase Tenant's monetary obligations under this Lease, or adversely affect or diminish the rights, or increase the other obligations of Tenant under this Lease, Tenant shall make such modifications. A requirement that Tenant give notice of any default on the part of Landlord to any Mortgagee or Lessor and a reasonable opportunity to cure such default shall not be deemed to increase the obligations of Tenant under this Lease.
Section 10.2    Attornment.
(a)    If at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant agrees, at the option of any Superior Lessor or Mortgagee, to attorn to any such Lessor or Mortgagee or any Person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure (a "Successor Landlord''), upon the then executory terms and conditions of this Lease, subject to the provisions of Section 10.1 hereof and this Section 10.2, for the remainder of the Term, provided that such owner, Lessor or Mortgagee, or receiver caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such Lessor or Mortgagee, as the case may be, or anyone claiming by, through or under such owner, Lessor or Mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:
(i)    except as hereafter set forth, liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), or
(ii)    subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord), or
(iii)    bound by any payment of Rental which Tenant may have made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date upon which such payment was due, or
(iv)    bound by any obligation to perform or fund any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of Article 8, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 12 hereof, but only to the extent required of Landlord, and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 13 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such owner, Lessor or Mortgagee, or
(v)    bound by any amendment or modification of this Lease made without its consent (if such consent is required), or

(vi)     bound to return Tenant's security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease;
provided, however, that the foregoing clauses (i) through (vi) shall in no way modify, limit or impair any obligation of such Lessor or Mortgagee to perform maintenance and repair obligations to existing improvements and to provide services to the extent the same are continuing Landlord obligations under this Lease.
(b)    The provisions of this Section 10.2 shall enure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, at Tenant's expense, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section 10.2, satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 10.2 shall be construed to impair any right otherwise exercisable by any such owner, Lessor or Mortgagee, or to excuse any such owner, Lessor or Mortgagee from performing obligations of repair and maintenance required to be performed by it hereunder.
Section 10.3    Tenant's Estoppel Certificates. From time to time, within ten (10) Business Days next following request by Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord, such Mortgagee or such Lessor a written statement executed by Tenant, in form satisfactory to Landlord, such Mortgagee or such Lessor, (A) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (B) setting forth the date to which the Base Rent, Additional Rent and other items of Rental have been paid, (C) stating whether or not, to the best knowledge of Tenant (but without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (D) as to any other matters pertaining to this Lease reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 10.3 may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor. No statement delivered pursuant to this Section 10.3 shall have the effect of amending this Lease or waiving any rights that Tenant may have hereunder, and in the case of any conflict between the terms of this Lease and the content of any such statement, then the terms of this Lease shall control.
Section 10.4    Landlord's Estoppel Certificates. From time to time, within ten (10) Business Days next following request by Tenant but not more frequently than once in any twelve (12) month period, Landlord shall deliver to Tenant a written statement executed by Landlord (A) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (B) setting forth the date to which the Base Rent, all Additional Rent and any other items of Rental have been paid, (C) stating whether or not, to the best knowledge of Landlord (but without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (D) as to any other matters reasonably requested by Tenant and related to this Lease.
Section 10.5    Right to Cure. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Lessors and Mortgagees and, if any such Lessor or Mortgagee, as the case may be, shall have notified Tenant within ten (10) Business Days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time shall have elapsed following the giving of such notice, during which period such Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission. If no such notice is given by any such Lessor or Mortgagee within such ten (10) Business Day period or, if the Lessor or Mortgagee giving such notice does not undertake cure within ten (10) days following the giving of such notice to Tenant, then Tenant may pursue all of its remedies hereunder or at law.
Section 10.6    Master Lease. Landlord shall have the right to enter into a master lease of all or any portion of the Building, including all or any portion of the Premises, under which Landlord leases the applicable premises to another party (the "Master Tenant") subject to the terms of this Lease and any other leases then in place with respect to the applicable premises (the "Master Lease"), provided that the Master Tenant agrees in writing not to disturb Tenant's possession provided Tenant performs all of its obligations under this Lease. Upon notice from Landlord that it has executed such a Master Lease, Tenant agrees to attorn to the Master Tenant and such Master Tenant shall be deemed to be the Landlord hereunder during the term of such Master Lease; and all payments of rent or notices to Landlord will thereafter be sent to such Master Tenant at the address in such notice. The terms Operating Expenses and Taxes as used in this Lease shall include amounts paid for such purpose by either Landlord or the Master Tenant, provided that (i) no item of expense shall be counted twice and (ii) such amounts will not include rent payable to Landlord from Master Tenant except to the extent such rent represents reimbursement of costs properly included within Operating Expenses or Taxes. It is the intent of this provision that the Tenant's Share of Operating Expenses and Taxes will be unaffected by the execution of any such Master Lease. Any such Master Lease shall be a "Superior Lease", as such term is used in this Lease.
ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE; REIMBURSEMENT
Section 11.l    Damage to Property.
(a)    Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Subject to the terms of Section 23.3 hereof, neither Landlord nor its agents shall be liable for any injury (or death) to persons or damage to property, or interruption of Tenant's business, resulting from fire or other casualty, nor shall Landlord or its agents be liable for any such injury (or death) to persons or damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work, nor shall Landlord be liable for any injury (or death) to persons or damage to property or improvements, or interruption of Tenant's business, resulting from any latent defect in the Premises or in the Building.
(b)    If at any time any windows of the Premises are temporarily closed, darkened or bricked-up due to any Requirement or by reason of repairs, maintenance, alterations, or improvements to the Building, or any of such windows are permanently closed, darkened or bricked-up due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor, nor abatement or diminution of Base Rent or any other item of Rental, nor shall the same release Tenant from its obligations hereunder, nor constitute an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise, nor impose any liability upon Landlord or its agents. If at any time the windows of the Premises are temporarily closed, darkened or bricked-up, as aforesaid, Landlord shall perform such repairs, maintenance, alterations or improvements and comply with the applicable Requirements as Landlord is required to perform hereunder with reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, darkened, or bricked-up.
(c)    Tenant shall immediately notify Landlord of any fire or accident in the Premises, promptly upon becoming aware of same.
Section 11.2    Tenant's Insurance. Tenant shall obtain and keep in full force and effect (A) an "all risk" insurance policy (including terrorism coverage) with a replacement cost endorsement for all Existing Leasehold Improvements, Tenant's Distribution Systems, Alterations (including the Initial Work) and Tenant's Property at the Premises or in the Building and business interruption coverage (including terrorism coverage) covering a period of not less than twenty four (24) months, (B) a policy of commercial general liability and property damage insurance on an occurrence basis, with a contractual liability endorsement, (C) worker's compensation insurance policy as may be required by applicable Requirements, (D) employer's liability insurance, and (E) automobile liability insurance including automobile non-ownership liability insurance, as are customarily obtained by operators of comparable businesses. In addition, in the event that Tenant is permitted by Landlord to maintain personal or other property (i.e., emergency generator, communications dish, and the like) in locations other than the Premises, the insurance policies required to be carried by Tenant pursuant to clauses (A) and (B) above shall cover such property and its use by Tenant or Tenant's agents, employees or contractors. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord's managing agent, and any Lessors under Superior Leases and any Mortgagees (whose names shall have been furnished to Tenant) and such other Persons as Landlord may identify in writing to Tenant, from time to time, during the Term, shall be added as additional insureds, as their respective interests may appear with respect to the insurance required to be carried pursuant to clauses (A) and (B) above, and only to the extent of the named insured's negligence with respect to the insurance required to be carried pursuant to clause (B) above. Landlord or, if requested by Landlord, any Mortgagee, shall be named as loss payee with respect to the insurance required to be carried pursuant to clause (A) above. Such policy with respect to clause

(B) above shall include a provision under which the insurer agrees to indemnify and hold Landlord, Landlord's managing agent, and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this Section 11.2, all cost, expense and liability arising out of, or based upon, any and all claims, accidents, injuries and damages mentioned in Article 23. In addition, the policy required to be carried pursuant to clause (B) above shall contain a provision that (1) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (2) the policy shall be non-cancelable with respect to Landlord, Landlord's managing agent, and such Lessors and Mortgagees (whose names and addresses shall have been furnished to Tenant) unless thirty (30) days' prior written notice shall have been given to Landlord and Landlord's managing agent by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance, Tenant shall immediately deliver to Landlord and any other additional insured hereunder a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to clause (B) above shall be a combined single limit with respect to each occurrence in an amount not less than Five Million Dollars ($5,000,000) for injury (or death) to persons and damage to property (which amount may be provided in combination with an excess or umbrella liability policy), which amount shall be increased from time to time to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by prudent landlords of comparable non-institutional first-class office buildings in the City of Boston for office use. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the Commonwealth of Massachusetts, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "X".
Section 11.3    Certificates of Insurance. Upon the execution hereof, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of waivers of subrogation required pursuant to Section 12.4 hereof, required to be carried by Tenant pursuant to this Article 11. Upon Landlord's request from time to time Tenant shall provide Landlord with copies of the insurance policies required to be carried by Tenant pursuant to the provisions hereof Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least thirty (30) days prior to the expiration of such policy.
Section 11.4    Other Insurance. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's Property or any Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.
ARTICLE 12
DESTRUCTION, FIRE OR OTHER CAUSE
Section 12.1    Repair.

(a)    If the Premises (other than Tenant's Property) shall be damaged by fire or other casualty (and if this Lease shall not be terminated as provided herein), promptly following the giving of notice thereof by Tenant to Landlord, the damage to the Base Building relating to the Premises shall, following completion of Landlord's insurance adjustment, be diligently repaired at the expense of Landlord to substantially the condition prior to the damage, and the damage to the Alterations (but not to Tenant's Property) shall, upon receipt of insurance proceeds and other amounts from Tenant relating thereto, be diligently repaired by Landlord to the condition of the Premises prior to such casualty, provided such obligation to repair the Alterations shall be limited to the extent of the insurance proceeds and other amounts received by Landlord from Tenant or its insurance carrier.
(b)    Upon any damage to the Premises by fire or other casualty, the proceeds of insurance policies providing coverage for the Existing Leasehold Improvements, Tenant's Distribution Systems and Alterations shall be paid to Landlord solely for the purpose of satisfying Landlord's repair obligation set out in Section 12.1 or for distribution after a termination of this Lease in the manner provided in this subsection. Concurrently with the collection of any insurance proceeds attributable to the damage to the Existing Leasehold Improvements, Tenant's Distribution Systems and/or Alterations, Tenant shall pay to Landlord (i) the amount of any deductible under the policy insuring the Existing Leasehold Improvements, Tenant's Distribution Systems and/or Alterations, and (ii) the amount, if any, by which the cost of repairing and restoring the Existing Leasehold Improvements, Tenant's Distribution Systems and/or Alterations as estimated by a reputable contractor designated by Landlord exceeds the available insurance proceeds therefor. (The sum of the amounts described in clauses (i) and (ii) of the preceding sentence and the available insurance proceeds are referred to as the "Total Restoration Costs"). Notwithstanding any language to the contrary contained in this Section 12.1, in the event that this Lease is terminated by either Landlord or Tenant pursuant to the provisions of this Article 12, then (i) if Landlord shall have received the proceeds of Tenant's policies in connection with the repair and restoration of the Existing Leasehold Improvements, Tenant's Distribution Systems and/or Alterations, Landlord shall retain such proceeds, and (ii) if Tenant shall have received the proceeds of Tenant's policies in connection with the repair and restoration of the Existing Leasehold Improvements, Tenant's Distribution Systems and/or Alterations, Tenant shall pay such proceeds to Landlord. The provisions of the immediate preceding sentence of this Section 12.1 shall survive any termination of this Lease.
(c)    Notwithstanding any other provision herein to the contrary, in the period after a casualty and during any repair or restoration of the Building or the Premises, regardless of whether Tenant is able to use the Premises for the operation of its business, Tenant shall be responsible for payment of all Rent due under this Lease including without limitation Tenant's obligation to pay to Landlord Base Rent, Escalation Rent and utility costs as provided herein.
(d)    It is expressly understood that if Landlord shall be prevented from substantially completing the repairs due to any acts of Tenant, its agents, servants, employees or contractors, then such repairs shall be deemed substantially complete on the date when the repairs would have been substantially completed but for such delay. Any additional costs to Landlord to complete any repairs occasioned by such delay shall be paid by Tenant to Landlord within thirty (30) days after demand, as Additional Rent.

Section 12.2    Landlord's Option to Terminate. Anything contained in Section 12.1 hereof to the contrary notwithstanding, if the Building shall be so damaged by fire or other casualty that, in Landlord's reasonable opinion based upon a good faith statement (the "Contractor's Statement") prepared by a reputable independent architect or contractor retained by Landlord), substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), which will take more than nine (9) months from the date of the Contractor's Statement to Substantially Complete, then Landlord, at Landlord's option, may, not later than sixty (60) days following the date of damage, give Tenant a notice in writing terminating this Lease. If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord, but not sooner than the tenth (10th) day nor later than the sixtieth (60th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Section 24.21 hereof Upon the termination of this Lease under the conditions provided for in this Section 12.2, the Rental shall be abated from the date that the Premises are no longer usable or accessible or the date of termination (whichever date occurs sooner) and, provided no default by Tenant exists hereunder, any prepaid portion of Rental for any period after such date shall be refunded by Landlord to Tenant.
Section 12.3    Tenant's Option to Terminate.
(a)    Within forty-five (45) days after notice to Landlord of any damage described in Section 12.1 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable contractor (the "Contractor's Statement") setting forth such contractor's estimate as to the time required to repair such damage. If the estimated time period exceeds nine (9) months from the date of such statement, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of such statement. If Tenant makes such election, the Term shall expire upon a date set by Tenant, but not sooner than the tenth (10th) day nor later than the sixtieth (60th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Section 24.21 hereof If Tenant shall not have elected to terminate this Lease pursuant to this Article 12 (or is not entitled to terminate this Lease pursuant to this Article 12), the damage shall be diligently repaired by and at the expense of Landlord as set forth in Section 12.1 hereof Except as expressly set forth in this Section 12.3(a), Tenant shall have no other options to cancel this Lease under this Article 12.
(b)    Notwithstanding the foregoing, if the Premises shall be substantially damaged during the last two (2) years of the Term and the Contractor's Statement indicates that the estimated time required to repair such damage equals or exceeds nine (9) months, either party may elect by notice, given within thirty (30) days after the occurrence of such damage, to terminate this Lease and if either party makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Section 24.21 hereof
Section 12.4    Waiver of Subrogation. The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards of the type covered by such fire and extended coverage insurance. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If the payment of an additional premium is required for naming the other party as an additional insured, each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, then such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured. In the event that Tenant shall be unable to obtain a waiver of subrogation clause for Landlord's benefit for any reason whatsoever, then Landlord shall have no obligation to obtain a waiver of subrogation clause for the benefit of Tenant, even if one is readily available. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to Tenant's Property or Initial Work or any other Alteration, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.
ARTICLE 13
EMINENT DOMAIN
Section 13.1    Condemnation. If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Real Property (comprised of at least thirty percent (30%) of the rentable area of the Building) and not the entire Premises shall be so acquired or condemned then, (A) except as hereinafter provided in this Section 13.1, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, (1) the Base Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation, (2) Tenant's Share shall be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation, and (3) the Security Deposit, if any, shall be reduced in the same proportion that the Base Rent is reduced; (B) whether or not the Premises shall be affected thereby, Landlord, at Landlord's option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days' notice of termination of this Lease if Landlord shall elect to terminate leases (including this Lease), affecting at least fifty percent (50%) of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates); and (C) if the part of the Real Property so acquired or condemned shall contain more than fifteen percent (15%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant's option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days' notice of termination of this Lease. If any such thirty (30) days' notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 13.1, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of Tenant's Alterations. Upon the termination of this Lease and the Term pursuant to the provisions of this Section 13.1, the Rental shall be apportioned and, provided Tenant is not in default of the terms of this Lease, any prepaid portion of Rental for any period after such date shall be refunded by Landlord to Tenant.
Section 13.2    Condemnation Award. In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, and for any moving expenses.
Section 13.3    Public Takings. If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that:
(a)    if the acquisition or condemnation is for a period not extending beyond the Term and if such award or payment is made less frequently than in monthly installments, the same shall be paid to and held by Landlord as a fund which Landlord shall apply from time to time to the Rental payable by Tenant hereunder, except that, if by reason of such acquisition or condemnation changes or alterations are required to be made to the Premises which would necessitate an expenditure to restore the Premises, then a portion of such award or payment considered by Landlord as appropriate to cover the expenses of the restoration shall be retained by Landlord, without application as aforesaid, and applied toward the restoration of the Premises as provided in Section 13.1 hereof; or
(b)    if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned between Landlord and Tenant as of the Expiration Date; Tenant's share thereof, if paid less frequently than in monthly installments, shall be paid to Landlord and applied in accordance with the provisions of clause (a) above, provided, however, that the amount of any award or payment allowed or retained for restoration of the Premises shall remain the property of Landlord if this Lease shall expire prior to the restoration of the Premises.

ARTICLE 14
ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.
Section 14.1    Assignment and Subletting Prohibited.
(a)    Tenant shall not, without the consent of Landlord in each instance, which consent shall be in Landlord's sole discretion (except as expressly provided in Section 14.7 below) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise) or mortgage or encumber its interest in this Lease, in whole or in part, or sublet or permit a third party to occupy all or any part of the Premises (each such assignment, delegation, mortgage, encumbrance, subletting or occupancy is referred to herein as a "Sublease").
(b)    If Tenant (or Tenant's guarantor, if any) is a corporation (other than a corporation the outstanding voting stock of which is listed on a "national securities exchange", as defined in the Securities Exchange Act of 1934), partnership, business trust or other entity having transferable shares or interests, and if at any time after execution of this Lease a transfer of fifty percent (50%) or more of the shares or interests of Tenant (or Tenant's guarantor, if any) or other change of control (as defined on Appendix - Definitions), directly or indirectly, whether individually or in a series of transactions, entity by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in Federal or state bankruptcy, insolvency, or other proceedings) shall be deemed to be a Sublease. Tenant agrees to give Landlord written notice of such proposed event and a request for Landlord's approval as otherwise required in this Article at least thirty (30) days prior to the date of such proposed transfer. If Tenant is a corporation the outstanding voting stock of which is listed on a "national securities exchange", as defined in the Securities Exchange Act of 1934, the transfer of equity interests in Tenant on a national securities exchange shall not be deemed a Sublease within the meaning of this Article 14.
(c)    Notwithstanding anything to the contrary herein contained but subject to the terms of Section 14.2, Section 14.3 and Section 14.5 hereof, Tenant shall have the right without Landlord's prior written consent, and without being subject to the provisions of Section 14.4 and Section 14.6 hereof, to sublet all or any portion of the Premises or assign this Lease to any Affiliate of Tenant or to any corporation or other entity that succeeds to all or substantially all of the assets and business of Tenant (each, a "Permitted Tenant Successor"), provided (x) Tenant delivers a copy of the proposed sublease or assignment and assumption agreement not less than ten (10) days prior to the effective date thereof (or if such prior delivery is prohibited by applicable law, Tenant provides the same promptly after such effective date), (y) the Permitted Tenant Successor shall have a Tangible Net Worth at least equal to the greater of (A) a Tangible Net Worth reasonably adequate to permit the Permitted Tenant Successor to pay and perform its obligations under the proposed sublease or assignment and assumption agreement, as applicable, and (B) the Tangible Net Worth of the Tenant immediately prior to the consummation of such assignment or subletting and (z) the Permitted Tenant Successor shall use the Premises for the Permitted Use only and not any use prohibited hereunder including, without limitation, the Prohibited Uses.

Section 14.2    Violation of the Assignment Provision. If Tenant's interest in this Lease is Subleased in violation of the provisions of this Article 14, such Sublease shall be void and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Base Rent plus any other item of Rental from the assignee, transferee, subtenant, occupant or other such party under a Sublease (and each such party is referred to herein as a "Subtenant") as a fee for its use and occupancy, and shall apply the net amount collected to the Base Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Article 14, Landlord, after default by Tenant under this Lease beyond applicable notice and cure periods, including, without limitation, a Sublease in violation of this Article 14, may collect any item of Rental or other sums paid by the Subtenant as a fee for its use and occupancy, and shall apply the net amount collected to the Base Rent and other items of Rental reserved in this Lease. In the event that any such default is cured, then any sums collected from any Subtenant in excess of the Base Rent and other items of Rental reserved in this Lease shall forthwith be paid to Tenant after deducting any fees and expenses payable by Tenant to Landlord in connection with such default. No such Sublease, whether with or without Landlord's prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such Subtenant as Tenant hereunder. The consent by Landlord to any Sublease shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord, in Landlord's sole discretion, to any further Sublease. In no event shall any permitted Subtenant assign or encumber its Sublease, further sublet all or any portion of its space, or otherwise suffer to permit the space, or any part thereof, to be used or occupied by others, without Landlord's prior written consent in each instance, and the foregoing prohibitions and restrictions shall be expressly set forth in each Sublease entered into by Tenant. A modification, amendment or extension of a Sublease or a sublease of a Sublease (or further such subletting) shall each require Landlord's consent.
Section 14.3    Tenant's Obligations. Tenant shall comply with the following provisions with respect to any proposed Sublease by Tenant: (i) Tenant shall notify Landlord promptly of any proposed Sublease and the name of the Subtenant, (ii) the proposed Subtenant shall not have a reputation inconsistent with the first-class image of the Building, (iii) in no event shall Tenant enter into or permit a Sublease if the Premises are to be used for a purpose other than the Permitted Use, (iv) Tenant shall pay any and all reasonable fees (including, without limitation, any reasonable processing fee, Landlord's attorneys' fees at usual rates and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed Subtenant and Sublease) or other costs associated with Landlord's review and approval of the prospective Subtenant and with related documentation; (v) Tenant shall provide Landlord with such information concerning the proposed Sublease and Subtenant as may be reasonably required by Landlord to verify whether the conditions of this Section 14.3 have been met; (vi) all Sublease activities by Tenant shall be subject to any approval rights required by Landlord's Mortgagee; (vii) Tenant (and the guarantor, if any) shall remain liable to Landlord for the payment of all Rent and for the performance of the covenants and conditions of this Lease (which liability, following any assignment, shall be joint and several with the Subtenant); (viii) Tenant shall be prohibited from subletting a portion of the Premises, and any subletting shall be of the entire Premises; (ix) the proposed Subtenant and/or its Affiliates shall not be (W) in a dispute or litigation with Landlord and/or its Affiliates, or (X) a tenant or occupant or an Affiliate of any tenant or occupant of any part of the Building, or (Y) negotiating with Landlord or any Affiliate of Landlord to lease space in the Building, or (Z) at any time a recipient of a lease proposed for space in the Building; (x) Tenant shall provide Landlord with a copy of any Sublease concurrently with the execution thereof; and (xi) Tenant shall not be in default of any of Tenant's obligations under the Lease beyond applicable notice and cure periods. Neither any Sublease, nor any collection of Rental by Landlord from any Person other than Tenant as provided in Section 14.2, nor any application of any such Rental as provided in Section 14.2, shall, in any circumstances, relieve Tenant of its obligations under this Lease on Tenant's part to be observed and performed.
Section 14.4    Notice to Landlord; Limited Recapture.
(a)    If Tenant shall, at any time or times during the Term, desire Landlord's consent to enter into or permit a Sublease, Tenant shall first give written notice of such desire to Landlord, which notice shall contain: (i) a certification by Tenant that the proposed Sublease complies with each of the requirements of Section 14.2, Section 14.3 and Section 14.6, as applicable (and each such requirement shall be recited in such certification), (ii) such information concerning the proposed Subtenant as may be reasonably required by Landlord to verify whether the conditions of this Article 14 have been met, (iii) a copy of the proposed Sublease, and (iv) the proposed effective date or commencement date of the desired Sublease, as the case may be (and the expiration date, if a sublease),which proposed effective date shall not be earlier than thirty (30) days after the date Tenant shall give such notice to Landlord. Such notice (a "Termination Notice") shall be deemed an offer from Tenant to Landlord whereby Landlord may, at its option, (A) with respect to an assignment of this Lease or a sublease of all or substantially all of the Premises for the remainder of the Term only (but not with respect to any Sublease to a Permitted Tenant Successor), terminate this Lease, or (B) accept or reject the proposed Sublease. Said options may be exercised by Landlord by notice to Tenant at any time within ten (10) Business Days after such notice has been given by Tenant to Landlord. If Tenant does not consummate a Sublease within one hundred eighty (180) days following the giving of the Termination Notice, Tenant shall be required to comply again with the provisions of this Section before entering into or permitting a Sublease or advertising, listing or marketing said space.
(b)    If Landlord exercises its option to terminate this Lease as provided above, then this Lease shall end and expire on the date that such Sublease was to be effective or commence, as the case may be, and the Base Rent and Escalation Rent due hereunder shall be paid and apportioned to such date.
Section 14.5    Subletting Requirements. With respect to each and every sublease or subletting authorized by Landlord under the provisions of Section 14.1, it is further agreed:
(a)    No subletting shall be for a term ending later than one (1) day prior to the Expiration Date as the same may be extended;
(b)    No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and consented to by Landlord;

(c)    Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any offset not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (3) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month's rent, unless Landlord shall have consented to same; and
(d)    The failure by Landlord to exercise its option under Section 14.4 with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting or any subsequent subletting of the Premises affected thereby.
Section 14.6    Sublease Profit.
(a)    Subject to the provisions of this Section 14.6, in connection with any subletting of all or any portion of the Premises by Tenant, Tenant shall pay to Landlord an amount equal to fifty percent (50%) of any Sublease Profit derived therefrom. All sums payable hereunder by Tenant shall be calculated on an annualized basis (equitably adjusted for partial years), and shall be paid to Landlord, as Additional Rent, within thirty (30) days after receipt thereof by Tenant.
(b)    For purposes of this Lease:
(i)    "Rent Per Square Foot" shall mean the sum of the then Base Rent and Escalation Rent divided by the Premises Rentable Square Feet.
(ii)    "Sublease Profit" shall mean the product of (i) the Sublease Rent Per Square Foot less the Rent Per Square Foot, and (ii) the number of square feet constituting the portion of the Premises sublet by Tenant.
(iii)    "Sublease Rent" shall mean any rent or other consideration paid to Tenant directly or indirectly by any subtenant or any other amount received by Tenant from or in connection with any subletting (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant's Property or sums paid in connection with the supply of electricity) less the Sublease Expenses.
(iv)    "Sublease Expenses" shall mean all reasonable transaction costs actually incurred by Tenant relating to such sublease including but not limited to brokers' fees, attorneys' fees, free rent and the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing that portion of the Premises for such subtenancy.
(v)    "Sublease Rent Per Square Foot" shall mean the Sublease Rent divided by the square feet of the space demised under the sublease in question.

(vi)    Sublease Profit shall be recalculated from time to time to reflect any corrections in the prior calculation thereof due to (i) subsequent payments received or made by Tenant, (ii) the final adjustment of payments to be made by or to Tenant, and (iii) mistake. Promptly after receipt or final adjustment of any such payments or discovery of any such mistake, Tenant shall submit to Landlord a recalculation of the Sublease Profit, and an adjustment shall be made between Landlord and Tenant, on account of prior payments made or credits received pursuant to this Section 14.6. In addition, if Sublease Expenses utilized for the purpose of calculating Sublease Profit included an amount attributable to the cost of the improvements made by Tenant expressly and solely for the purpose of preparing the Premises or a portion thereof for the occupancy of the subtenant and subsequent to the expiration of the sublease such improvements and/or alterations were not demolished and/or removed, Sublease Profits shall be recalculated as if the cost of such improvements and/or alterations were not incurred by Tenant and Tenant promptly shall pay to Landlord fifty percent (50%) of the additional amount of such Sublease Profit.
(c)    The provisions of this Section 14.6 shall not apply to any assignment of this Lease.
(d)    If Landlord exercises its right to cancel this Lease pursuant to the provisions of Section 14.3 hereof, in no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any lease or sublease of the Premises by Landlord or further assignment of this Lease.
Section 14.7    Consent Not Unreasonably Withheld.
(a)    Subject to the requirements of Section 14.3 and Section 14.4, Landlord's consent (which must be in writing) to any proposed Sublease shall not be unreasonably withheld or delayed, provided and upon condition that:
(i)    Tenant shall have complied with the provisions of Section 14.3 and Section 14.4 and Landlord shall not have exercised any of its options under said Section 14.4 within the time permitted therefor;
(ii)    The proposed Subtenant shall be engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, and (ii) is limited to the use expressly permitted under this Lease;
(iii)    The proposed Subtenant shall be a reputable Person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;
(iv)    The form of the proposed Sublease shall comply with the applicable provisions of this Article and be reasonably acceptable to Landlord;
(v)    The proposed Subtenant shall not be a tenant or occupant or an Affiliate of any tenant or occupant of any part of the Building, or negotiating with Landlord or any Affiliate of Landlord to lease space in the Building; and

(vi)    Tenant shall not have (1) advertised or publicized in any way the availability of the Premises without prior written notice to Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, or (2) listed the Premises for a Sublease with a broker, agent or representative at a rental rate less than the greater of (a) the Base Rent and Escalation Rent then payable under this Lease for such space, or (b) the fair market rental thereof, provided, however, the foregoing shall not be construed as prohibiting Tenant from consummating an Sublease on any terms acceptable to it.
(b)    The proposed Subtenant and its use of the Premises (i) will not violate any negative covenant as to use contained in any other lease of space in the Building and (ii) shall be for the Permitted Use only and not any use prohibited hereunder including, without limitation, the Prohibited Uses.
(c)    Tenant further agrees that notwithstanding any such Sublease, no other and further Sublease by Tenant or any Person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article. If Landlord shall decline to give its consent to any proposed Sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by any brokers with whom Tenant dealt claiming a commission or similar compensation in connection with the proposed Sublease.
ARTICLE 15
ELECTRICITY AND OTHER UTILITIES
Section 15.1    Utilities. Tenant shall pay the costs of all electricity and any and all other utility costs associated with the operation of the Premises. At Landlord's sole discretion, some or all of the utility costs will be determined from time to time by either: (a) direct meter, (b) submeter, (c) proportionate share, or (d) a separate bill based on an independent usage study or studies performed by a third party designated by Landlord from time to time. If Landlord elects that certain or all of the utility costs will be separately metered, Tenant shall pay for such separate metering and shall purchase and receive such utilities for the Premises directly from the public utility servicing the Building; otherwise, Landlord shall bill Tenant for such utilities, as Additional Rent. Tenant's electrical usage shall be directly metered and Tenant shall purchase and receive electricity for the Premises directly from the electrical provider servicing the Building. Tenant shall be responsible for maintenance, repair and replacement, as necessary, of any meters measuring Tenant's utility use. All meters installed by Tenant, including the aforementioned electric meter, shall be capable of being read remotely by Landlord. If Landlord elects that any utility costs will be determined by submeter, Landlord will install such submeters, at Tenant's sole cost and expense, in a location designated by Landlord, which location shall be accessible by Landlord and Tenant shall permit Landlord and Building employees to enter the Premises to access and read such submeters at all times during the Term. Landlord shall maintain, repair and replace, as necessary, any submeters, and Tenant shall pay the cost thereof as Additional Rent hereunder. In addition, Tenant shall provide Landlord with a data/internet connection to enable Landlord to remotely read the submeters serving the Premises. If Landlord elects that certain or all of the utility costs will be determined based on an independent usage study or studies performed by a third party designated by Landlord from time to time, Tenant shall pay, as Additional Rent, such costs to the extent Tenant is notified of the same by invoice from Landlord. If Landlord elects that certain or all of the utility costs will be determined based on a cost study performed by a third party designated by Landlord from time to time, Tenant shall pay, as Additional Rent, the costs identified in such study. Tenant acknowledges and agrees that Landlord may from time to time change the supplier from which it receives utility service for the Building and Tenant agrees that at any time Landlord makes such change, Tenant shall concurrently with Landlord convert to receiving utility service for the Premises from such new supplier. Except as otherwise expressly provided herein, Tenant agrees to pay all costs and expenses incurred in connection with the provision of HVAC and utilities to the Premises, including without limitation, all labor, equipment, service contracts required to maintain the equipment plus supplemental heating and cooling, and repair and replacement costs associated therewith. As provided above, electric power for lights, plugs and electrical equipment and on floor air handling and ventilation equipment exclusively serving the Premises will be directly metered, and Tenant shall be billed directly by the public utility company supplying electricity to the Building. Tenant acknowledges that the Premises is located on a multi-tenanted floor of the Building and the costs for electric power (and the costs of maintenance and repairs of the DX units) for the mechanical rooms and DX units serving such floor shall be reasonably allocated by Landlord between all tenants occupying such multi-tenanted floor and Landlord may reasonably adjust such allocation from time to time to compensate for any disproportionate consumption by any tenant on such multi-tenanted floor. Landlord shall not be liable in any way to Tenant for any failure or defect in supply or character of electric current or other utilities furnished to be Premises.
Section 15.2    Electric Capacity. Tenant shall not exceed 7.0 watts per rentable square foot demand load for lights and plugs (i.e., over and above that required for HVAC). Tenant shall not make or perform, or permit the making or performing of, any alterations to wiring installations or other electrical facilities in or serving the Premises or any additions to the equipment or appliances in the Premises which utilize electrical energy without the prior written consent of Landlord in each instance, in Landlord's sole discretion. Should Landlord grant any such consent, all additional risers or other equipment required therefor shall be installed by Landlord and the cost thereof plus all costs incurred by Landlord to any electrical engineer retained by Landlord to review the electrical work required by Tenant shall be paid by Tenant, as Additional Rent, promptly upon demand. Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility company supplying electricity to the Building. Only rigid conduit shall be allowed. Landlord shall not be liable in any way to Tenant for any failure, defect, change or inadequacy in the supply or character of electric service furnished to the Premises or if the supply is no longer available or suitable for Tenant's requirements, for any reason.
Section 15.3    Tax on Electric Current. If any tax is imposed upon Landlord in connection with the furnishing of electric current to Tenant by any federal, state or local Governmental Authority, Tenant shall pay Landlord an amount equal to such tax, where permitted by law.

ARTICLE 16
ACCESS TO PREMISES
Section 16.1    Maintenance and Repairs.
(a)    Tenant shall permit Landlord, Landlord's agents, representatives, contractors and employees and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises. Landlord, Landlord's agents, representatives, contractors, and employees and the agents, representatives, contractors, and employees of public utilities servicing the Building shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except in the case of an emergency in which event Landlord and Landlord's agents, representatives, contractors, and employees may enter without prior notice to Tenant), which notice may be oral, to examine the same, to show them to prospective purchasers, or prospective or existing Mortgagees or Lessors, and to make such repairs, alterations, improvements, additions or restorations (1) as Landlord may deem necessary or desirable to the Premises (if in compliance with a Requirement or to fulfill an obligation to Tenant or another tenant of the Building) or to any other portion of the Building or Building Systems, or (2) which Landlord may, pursuant to Section 16.1 (d), elect to perform, or (3) for the purpose of complying with the terms of this Lease, any Requirements, a Superior Lease or a Mortgage, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Base Rent (and any other item of Rental) shall under no circumstances abate while said repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise.
(b)    Any work performed or installations made by Landlord pursuant to this Article 16 shall be made with reasonable diligence and otherwise pursuant to the provisions of Section 16.7 hereof. Following completion of the work or installations, Landlord shall promptly repair any damage to the Premises resulting therefrom.
(c)    Except as hereinafter provided, any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 16 shall be concealed behind, beneath or within partitioning, column enclosures, ceilings, floors or raised floors located or to be located in the Premises. Notwithstanding the foregoing, any such pipes, ducts, or conduits may be furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Premises, provided that the same are completely furred and that the installation of such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount.
(d)    If Tenant shall be in default under this Lease beyond applicable notice and cure periods (provided no notice or cure period shall be required in the event of an emergency), Landlord may (A) perform the same for the account of Tenant, or (B) make any expenditure or incur any obligation for the payment of money, including, without limitation, reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the reasonable cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty

(30) days of rendition of any bill or statement to Tenant therefor, and if the Term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages. Landlord shall give Tenant such notice as may be appropriate under the circumstances (except in the event of an emergency) before undertaking any performance or making any expenditure hereunder.
Section 16.2    Entry During the Last Eighteen Months. During the twelve (12) month period prior to the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants thereof.
Section 16.3    Landlord Entry. If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible, Landlord or Landlord's agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord's agents shall accord reasonable care under the circumstances to Tenant's Property, and without in any manner affecting this Lease. Tenant shall, at all times during the Term, be responsible for ensuring that Landlord has any and all keys, cards, codes or other means necessary to access the Premises. Tenant shall be required to keep confidential any personal information in its possession such as employee or customer social security numbers, contact information and the like. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.
Section 16.4    Alterations By Landlord. Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, address, number or designation by which the Building is commonly known, provided any such change does not (A) unreasonably reduce, interfere with or deprive Tenant of access to the Premises, or (B) reduce the rentable area (except by a de minimis amount) of the Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises (including access for Landlord's agents, contractors, employees and other tenants of the Building) for the purposes of operation, maintenance, alteration and repair.
Section 16.5    Landlord Renovation Work.
(a)    Tenant understands and agrees that Landlord may, at any time or from time to time during the Term, perform substantial renovation work in and to the Building or the mechanical systems serving the Building (which work may include, but need not be limited to, the repair or replacement of the Building's exterior facade, setbacks, exterior window glass, elevators, electrical systems, air conditioning and ventilating systems, plumbing system, common hallways, or lobby), any of which work may require access to the same from within the Premises. Landlord shall use reasonable construction means in the performance of such work.
(b)    Tenant agrees that:
(i)    Landlord shall have access to the Premises at all reasonable times, upon reasonable notice, for the purpose of performing such work.
(ii)    Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Rental on account of any noise, vibration, or other disturbance to Tenant's business at the Premises (provided that Tenant is not denied access to the Premises) which shall arise out of said access by Landlord or by the performance by Landlord of the aforesaid renovations at the Building or any renovations at the Residential Building.
(iii)    Landlord shall use reasonable efforts (which shall not include any obligation to employ labor at overtime rates except to avoid material interference with Tenant's use of the Premises) to avoid disruption of Tenant's business during any such entry upon the Premises by Landlord.
(iv)    It is expressly understood and agreed by and between Landlord and Tenant that if Tenant shall commence any action or proceeding seeking injunctive, declaratory, or monetary relief in connection with the rights reserved to Landlord under this provision, or if Landlord shall commence any action or proceeding to obtain access to the Premises in accordance with this provision, then the reasonable legal fees, costs and disbursements incurred by the prevailing party relating to or arising out of such action or proceeding shall be paid by the other party. Any payment to be made by Tenant to Landlord pursuant to this provision shall be deemed Additional Rent.
Section 16.6    Hoists. Landlord reserves the right to erect and/or maintain a hoist, hoists or staging, at any time or from time to time before and after the Commencement Date for purposes of reconstructing or repairing the Premises and the Building or complying with legal requirements or making necessary repairs, which hoists shall be attached to the Building.
Section 16.7    Landlord to Minimize Interference. Notwithstanding any other provision of this Lease, Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises in making any entry into the Premises or repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever. Any materials required for the performance of any such repairs, alterations, additions or improvements shall be stored at such locations within the Premises as are reasonably designated by Tenant, except that any such materials may be moved to the location of the repair, alteration, addition or improvement during the course of performance of the work. There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

ARTICLE 17
DEFAULT
Section 17.1    Tenant's Default. Each of the following events shall be an "Event of Default" hereunder:
(a)    If Tenant shall default in the payment when due of any installment of Base Rent and such default shall continue for five (5) Business Days after notice of such default is given to Tenant, or in the payment when due of any other item of Rental and such default shall continue for seven (7) Business Days after notice of such default is given to Tenant, except that if Landlord shall have given two (2) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rental until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or
(b)    [intentionally omitted]; or
(c)    if the Premises shall become abandoned (the Premises shall not be deemed abandoned if, notwithstanding that Tenant shall have vacated the Premises, the Premises are actively and continuously marketed for subletting or assignment and Tenant shall continue to fulfill its obligations under this Lease); or
(d)    if Tenant's interest or any portion thereof in this Lease shall devolve upon or pass to any Person, whether by operation of law or otherwise, except as expressly permitted under Article 14 hereof; or
(e)    if Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property and same is not discontinued within thirty (30) days; or
(i)    if Tenant shall make a general assignment for the benefit of creditors; or
(ii)    if any case, proceeding or other action shall be commenced or instituted against Tenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (a) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (b) remains undismissed for a period of ninety (90) days; or
(iii)    if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or stayed within thirty (30) Business Days; or
(f)    if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; provided, however, that such extension of time shall not be effective if Landlord or any Lessor or Mortgagee would thereby become subject to any civil or criminal liability or if the interest of any Lessor in its Superior Lease would be jeopardized by reason thereof or if the default would constitute a default under any Mortgage.
Section 17.2    Termination.
(a)    If an Event of Default shall occur, then at Landlord's election this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate on the date provided in a notice from Landlord to Tenant as if such date were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided for herein. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 17.1 (e) hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease and this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid. Tenant agrees that upon Landlord's termination of this Lease, Landlord shall be entitled to re-entry and possession in accordance with the terms hereof.
(b)    If an Event of Default described in Section 17.l(a) hereof shall occur, and this Lease shall be terminated as provided in Section 17.2(a) hereof, Landlord, without notice, may reenter and repossess the Premises and may dispossess Tenant by summary proceedings or otherwise.
Section 17.3    Liability of Tenant. If at any time, (A) Tenant shall comprise two (2) or more Persons, or (B) Tenant's obligations under this Lease shall have been guaranteed by any

Person other than Tenant, or (C) Tenant's interest in this Lease shall have been assigned, the word "Tenant", as used in Section 17.l(e), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 17.1 (e) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 17.2.
ARTICLE 18
REMEDIES AND DAMAGES
Section 18.1    Termination.
(a)    If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Article 17 hereof:
(i)    Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and
(ii)    Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord's control within the Building shall be deemed to have satisfied Landlord's obligation to use "reasonable efforts" hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, (iii) relet the Premises for a Term (including extension options) that is longer than the Term of this Lease, or (iv) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building and the vicinity of the Building.
(b)    Tenant hereby waives the service of any notice of intention to re-enter to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (1) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (2) any re-entry by Landlord, or (3) any expiration or termination of this Lease and the Term, whether such dispossession, reentry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies herein before set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
Section 18.2    Termination; Re-Entry.
(a)    If this Lease and the Term shall expire and come to an end as provided in Article 17 hereof, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 18.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:
(i)    Tenant shall pay to Landlord all Base Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be, and Tenant shall repay to Landlord all rent abatements, concessions and/or work allowances or reimbursements given to Tenant and brokerage commissions paid by Landlord with respect to this Lease;
(ii)    Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (a "Deficiency") between the Rental for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated prior to the Fixed Expiration Date, and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (ii) of Section 18.1 (a) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and
(iii)    whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the excess of (x) the amount by which the Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, over (y) the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of clause (a)(ii) of this Section 18.2, which amount shall be discounted to present worth at the U.S. Government Treasury Rate for the term which most closely approximates the remaining Term of the Lease plus fifty (50) basis points; provided, however, if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
(b)    If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 18.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Base Rent reserved in this Lease. Solely for the purposes of this Article 18, the term "Escalation Rent" as used in Section 18.2(a) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of reentry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 4 hereof for the Operating Year immediately preceding such event. Nothing contained in Article 17 hereof or this Article 18 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 18.2.
ARTICLE 19
BILLS AND NOTICES
Section 19.1    Notices. Except as otherwise expressly provided in this Lease, any consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by registered or certified mail or overnight courier (e.g. Federal Express) (return receipt requested) addressed:
(a)    if to Tenant (i) at Tenant's address set forth in Article 1 of this Lease, if sent prior to Tenant's taking possession of the Premises for the conduct of business, or (ii) at the Building, if mailed subsequent to Tenant's taking possession of the Premises, or (iii) at any place where Tenant or any agent or partner of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises; and
(b)    if to Landlord at Landlord's addresses set forth in Article 1 of this Lease, with copies to (x) Landlord's counsel at its addresses set forth in Article 1 of this Lease, and (y) each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 19 at the address designated by such Mortgagee or Lessor, or to such other or additional address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 19. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been hand delivered or three (3) Business Days from when it shall have been mailed or on the next Business Day if sent by overnight courier as provided in this Article 19. Anything contained herein to the contrary notwithstanding, any Operating Statement or any other bill, statement, consent, notice, demand, request or other communication from Landlord to Tenant with respect to any item of Rental (other than any "default notice" if required hereunder) or Building-wide communications given to all tenants or other occupants of the Building may be sent to Tenant by regular United States mail or hand delivered without obtaining a receipt therefor. Any notice, demand or request sent by Landlord to Tenant may be sent by Landlord's managing agent or attorneys.
Notwithstanding the foregoing, periodic invoices, tax statements, Operating Statements and similar communications from Landlord to Tenant will be deemed sufficiently given or rendered if delivered by hand or by regular mail, without a copy to Tenant's counsel, without the necessity of a return receipt, or by any electronic means of communication established by Landlord and Tenant for the purpose of transmitting such periodic communications.
ARTICLE 20
SERVICES
Section 20.1    Services To Be Provided by Landlord. Landlord shall, without charge (except as specified herein), befitting a comparable first-class non-institutional office building in the City of Boston:
(a)    Provide elevator service from all elevators serving the Premises on Business Days, during Business Hours, and subject to Section 20.3, have one (1) elevator on call at all other days and times. Tenant agrees that Landlord may, at its election, install elevators with or without operators and may change the same from time to time.

(b)    Maintain and keep in good order and repair the rooftop central air- conditioning, heating and ventilating system installed by Landlord, except for those repairs which are the obligation of Tenant pursuant to Article 8 of this Lease, and provide heat and air conditioning services, as applicable. The aforesaid system will be operated by Landlord during the applicable seasons on Business Days, and shall be in operation during Business Hours only. Tenant hereby expressly waives any claims against Landlord arising out of the cessation of operation of the central air conditioning, heating and ventilating systems, or the suitability of the Premises when the same are not in operation, whether due to normal scheduling or for the reasons set forth in Section 20.3. Landlord will not be responsible for the failure of the air conditioning system if such failure results from the occupancy of the Premises by more than an average of one person for each 100 square feet in any separate room or area or if Tenant installs and operates machines, incandescent lighting and appliances the total connected electrical load of which exceeds 2 volt-amperes per square foot of usable area in any separate room or area to meet the needs of Tenant's operation in the Premises. Supplemental heating and cooling may be required based on Tenant's final design of the Premises and use requirements. If required, the purchase, installation, maintenance and repair of such supplemental equipment, ductwork and connections to the stubs shall be performed by Tenant, at Tenant's sole cost and expense (and the installation of the same shall be subject to approval by Landlord pursuant to Article 7). All supplemental services shall be metered or submetered, at Tenant's expense.
(c)    Furnish hot and cold water for lavatory and drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purpose, or installation becomes required by applicable Requirements or Landlord so elects for the Building generally, Tenant agrees that Tenant shall (or Landlord may at Tenant's cost) install a meter or meters or other means to measure Tenant's water consumption, and Tenant further agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord's cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed (including costs of generating hot water) as measured by said meter or meters or as otherwise measured, including sewer rents, as Additional Rent within thirty (30) days after bills are rendered.
(d)    Furnish, either directly or through the Building cleaning contractor, standard office cleaning service during the evenings following Business Days in accordance with the standards set forth in Exhibit F annexed hereto. Landlord may modify the cleaning standards from time to time, provided that the cleaning service is at all times befitting a comparable first-class non-institutional office building in the City of Boston. Tenant shall pay to Landlord the reasonable costs incurred by Landlord for (1) extra cleaning work in the Premises required because of (i) misuse or neglect by Tenant or its employees or business visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages or other special purposes (except mail room) requiring greater or more difficult cleaning work than is customarily required in office areas, (iii) unusual quantity of interior glass surfaces, (iv) nonbuilding standard materials or finishes installed by Tenant or at its request, and (2) removal from the Premises and the Building of (i) so much of any refuse or rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy and (ii) refuse and rubbish of Tenant's vending machines and other eating facilities requiring special handling (known in the trade as ''wet garbage"). Tenant may arrange for removal of such wet garbage by its own personnel or by contractors approved by Landlord, subject to such rules and regulations as Landlord may reasonably impose for the proper operation and maintenance of the Building. Tenant may also arrange directly with Landlord's cleaning contractor to pay for any or all of the costs of extra cleaning and rubbish removal referred to in this Section. Landlord and its cleaning contractor and their respective employees shall have after-hours access to the Premises and the free use of light, power and water facilities in the Premises as shall be reasonably required for the purpose of cleaning the Premises in accordance with Landlord's obligations hereunder.
(e)    Landlord shall maintain the Building and provide the services required herein during Business Hours on Business Days, except as expressly required herein.
(f)    Landlord shall provide Tenant with access to the Building seven (7) days per week, twenty-four (24) hours per day, fifty-two (52) weeks per year. Tenant acknowledges that Landlord shall not be responsible for the security of Tenant's Premises and Tenant shall be solely responsible for such security. Landlord has installed a card key access system to control access and entry into the Building, and Landlord shall provide Tenant with a sufficient number of access cards for such system for use by Tenant's personnel.
Section 20.2    Intentionally Omitted.
Section 20.3    Suspension of Services. Landlord reserves the right to stop the furnishing of the Building services and to stop service of the Building Systems, when necessary by reason of accident, or emergency, or when necessary for repairs and alterations in the judgment of Landlord necessary to be made, until said repairs and alterations shall have been completed; and Landlord shall have no responsibility or liability for failure to supply air-conditioning, heat, elevator, plumbing, electric or other services during said period or when prevented from so doing by strikes, lockouts, difficulty of obtaining materials, accidents or by any cause beyond Landlord's reasonable control, or by Requirements or failure of electricity, water, steam, coal, oil or other suitable fuel or power supply, or inability by exercise of reasonable diligence to obtain electricity, water, steam, coal, oil or other suitable fuel or power. No diminution or abatement of Rental shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction. In addition, no other compensation shall or will be claimed by Tenant by reason of such interruption, curtailment or suspension provided that, with respect to the making by Landlord of the repairs and/or alterations described above, Landlord uses commercially reasonable efforts to minimize interference with Tenant's business.
Section 20.4    Tenant Obligations. Tenant agrees to abide by all requirements which Landlord may prescribe for the proper protection and functioning of its Building Systems and the furnishing of the Building services. Tenant agrees to keep all windows closed while the air-conditioning, heating and ventilating System is in operation. Tenant further agrees to cooperate with Landlord in any energy conservation effort pursuant to a program or procedure promulgated or recommended by ASHRAE or any Requirements.
Section 20.5    Government Requirements.

(a)    In the event any governmental entity promulgates or revises any Requirement, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of law or mandatory controls, including the making of alterations to the Building, subject, however, to the terms and conditions of this Lease. Neither Landlord's actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant's obligation to pay Base Rent and Additional Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein.
(b)    If the Board of Fire Underwriters or the Insurance Services Office or any Governmental Authority, department or official of the state or city government shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant's business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord, at Tenant's cost and expense, shall promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment. At Tenant's option, Tenant may contest any such requirement or recommendation in the same manner as it may contest Requirements pursuant to Section 9.2 above or make such changes to the Premises in order to obviate the requirement or recommendation in question. If Tenant elects to take either of the foregoing actions, it must do so before the failure of Landlord to make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment, adversely affects Landlord's insurance coverage or increases the premiums therefor.
Section 20.6    Overtime HVAC. If Tenant shall require heat or air conditioning services at any time other than those times specified in Section 20.1 hereof, Landlord shall furnish such service during such times upon advance notice from Tenant received by 2:30 p.m. of the Business Day for which overtime service is desired or by 2:30 p.m. of the Business Day prior to the non-Business Day on which such service is requested and Tenant shall pay to Landlord within thirty (30) days after Landlord's demand therefor, as Additional Rent hereunder, Landlord's reasonable charges for providing such service.
ARTICLE 21
SECURITY DEPOSIT.
Section 21.1    Security Deposit. Subject to Section 21.2 below, Tenant has deposited with Landlord the Security Deposit described in Article 1 hereof as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease, and it is agreed that in the event Tenant defaults beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of Rental, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rental or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant after the date fixed as the end of the Term and not later than thirty (30) days after delivery of entire possession of the Premises to Landlord as provided hereunder. In the event of a sale or lease of the Building, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look solely to the new Landlord for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be the full amount of the security deposit required at the relevant time. Landlord shall not be responsible for the payment of any interest on the Security Deposit.
Section 21.2    Letter of Credit. In lieu of the cash security deposit referred to in Section 21.1 above, Tenant may deliver to Landlord, and shall maintain in effect at all times during the Term (and through the period which is thirty (30) days following the Expiration Date) following delivery thereof, a clean, unconditional and irrevocable letter of credit, in substantially the form annexed hereto as Exhibit H in the amount of the Security Deposit issued by a banking corporation ("Bank") reasonably satisfactory to Landlord. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and it shall be automatically renewed from year-to-year unless terminated by the Bank by notice to Landlord given not less than sixty (60) days prior to the then expiration date therefor. Tenant shall be responsible for any application, transfer or other fees in connection with the letter of credit. It is agreed that in the event Tenant defaults in respect of any of the terms, covenants or provisions of this Lease, including, but not limited to, the payment of any Rental, and such default continues beyond the applicable grace or cure period, if any, or if any letter of credit is terminated by the Bank and is not replaced within forty-five (45) days prior to its expiration that (A) Landlord shall have the right to require the Bank to make payment to Landlord of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default (or the entire proceeds if notice of termination is given as aforesaid and the letter of credit is not replaced as aforesaid), and (B) Landlord may apply said sum so paid to it by the Bank to the extent required for the payment of any Rental or any other sum as to which Tenant is in default beyond applicable grace and cure periods or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default beyond applicable grace and cure periods in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord, without thereby waiving any other rights or remedies of Landlord with respect to such default. If Landlord applies any part of the proceeds of a letter of credit, Tenant, upon demand, shall deposit with Landlord promptly the amount so applied or retained (or increase the amount of the letter of credit) so that the Landlord shall have the full deposit on hand at all times during the Term. If, subsequent to a letter of credit being drawn upon, a new letter of credit meeting all the requirements set forth in this Section 21.2 is delivered to Landlord, any proceeds of the former letter of credit then held by Landlord shall be promptly returned to Tenant. If a letter of credit is drawn upon, any proceeds received by Landlord which are not applied to the curing of the default shall be held by Landlord subject to the provision of Section 21.1 above. If Tenant shall fully and faithfully comply with all of the terms, covenants and provisions of this Lease, any letter of credit, or any remaining portion of any sum collected by Landlord hereunder from the Bank, together with any other portion or sum held by Landlord as security, shall be returned to Tenant within forty-five (45) days after the Expiration Date of this Lease and after delivery of the entire possession of the Premises to Landlord. In the event of an assignment by Landlord of its interest under this Lease, Landlord shall have the right to transfer the security to the assignee, without charge to Landlord, and Tenant agrees to look to the new Landlord solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant shall have the right to substitute one letter of credit for another, provided that at all times the letter of credit shall meet the requirements of this Section 21.2.
ARTICLE 22
BROKERS
Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Lease other than the Brokers described in Article 1. The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. When this Lease is unconditionally executed by and delivered to Landlord and Tenant, Landlord shall pay a fee to the Brokers in connection with this Lease as provided in a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person (other than the Brokers) who shall claim to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Tenant shall have the right, at Tenant's sole cost and expense, to defend any such claim with counsel reasonably satisfactory to Landlord and settle or compromise any such claim provided that Landlord shall have no financial responsibility therefor or be otherwise prejudiced by any such compromise or settlement. The provisions of this Article 22 shall survive the expiration or sooner termination of this Lease.
ARTICLE 23
INDEMNITY
Section 23.1    Tenant's Indemnity. Tenant shall not do or permit any act or thing to be done upon the Premises or the Excluded Areas which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. To the extent not reimbursed from insurance proceeds under insurance obtained by Tenant at its sole cost and expense in which the Indemnitees are named as additional insureds, Tenant shall indemnify and save the Indemnitees harmless from and against (A) all claims of whatever nature against the Indemnitees to the extent arising from any (1) negligent or unlawful act or omission of Tenant, its contractors, licensees, agents, servants, employees, invitees, customers or visitors or (2) violation by Tenant of any Requirement, including, without limitation, the ADA, and (B) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises or arising from the operation of Tenant's business in the Premises, except to the extent such accident, injury or damage results from the negligence or willful misconduct of Landlord or any Indemnitee. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.
Section 23.2    Tenant's Defense of Claims. If any claim, action or proceeding is made or brought against Landlord, which claim, action or proceeding Tenant shall be obligated to indemnify Landlord against pursuant to the terms of this Lease, then, upon demand by Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in Landlord's name, if necessary, by such attorneys as Landlord shall approve, which approval shall not be unreasonably withheld. Attorneys for Tenant's insurer are hereby deemed approved for purposes of this Section 23.2. Notwithstanding the foregoing, Landlord may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability of Five Million Dollars ($5,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Article 23 shall survive the expiration or earlier termination of this Lease.
Section 23.3    Landlord's Indemnity. To the extent not reimbursed from insurance proceeds under insurance obtained by Tenant, Landlord shall indemnify and save the Tenant Indemnitees harmless from and against all claims of whatever nature against the Indemnitees to the extent arising from the gross negligence or willful misconduct of Landlord or any Indemnitees. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.
ARTICLE 24
MISCELLANEOUS
Section 24.1    No Waiver.
(a)No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant at any time desires to have Landlord sublet the Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting.
(b)The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord or payment by Tenant of Base Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the party to be charged. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Base Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Base Rent or other item of Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Base Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Base Rent or other item of Rental or to pursue any other remedy provided in this Lease. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.
Section 24.2    When Lease Becomes Binding. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to each other. The negotiation and submission of this Lease for signature by one party to this Lease to the other shall not impose an obligation on either party to execute and deliver the Lease.
Section 24.3    Transfer by Landlord. The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent Landlord after the sale, conveyance, assignment or transfer by such subsequent Landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder. The partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the "Officers") shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the Officers. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Officers in seeking either to enforce

Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.
Section 24.4    Authority. Tenant has the full power, authority and legal right to execute and deliver, and to perform and observe the obligations of Tenant under, this Lease, including, without limitation, the payment of all moneys due from Tenant hereunder and the performance of all Tenant obligations hereunder. This Lease constitutes the legal, valid and binding obligation of Tenant enforceable in accordance with its terms, except as enforcement hereof may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or (b) the non-availability of equitable remedies which are discretionary with the courts. Tenant hereby warrants, represents and certifies Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by an Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.
Section 24.5    Rent in Bankruptcy. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Base Rent, Escalation Rent, Additional Rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.
Section 24.6    Landlord and Tenant Liability. Tenant's liability for all items of Rental and Landlord's liability for any sums due Tenant shall survive the Expiration Date.
Section 24. 7    Reimbursement by Tenant. Tenant shall reimburse Landlord as Additional Rent, within thirty (30) days after rendition of a statement, for all expenditures made by, or damages or fines sustained or incurred by, Landlord, due to any default by Tenant under this Lease, with interest thereon at the Applicable Rate.
Section 24.8    Waiver. Tenant hereby waives any claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment or an arbitration proceeding as hereinafter provided. In the event of a determination that such consent or approval has been unreasonably withheld or delayed, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant's sole remedy for Landlord's unreasonably withholding or delaying consent or approval shall be as provided in this Section 24.8. Any dispute relating to the withholding or delay of consent by Landlord may be determined, at Tenant's option, under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (presently Rules E-1 through E-10); provided, however, that with respect to any such arbitration, (A) the list of arbitrators referred to in Rule E-5 shall be returned within five (5) Business Days from the date of mailing, (B) the parties shall notify the American Arbitration

Association, by telephone, within four (4) Business Days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with the second sentence of Rule E-5(b), (C) the Notice of Hearing referred to in Rule E-8 shall be four (4) Business Days in advance of the hearing, (D) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, and (E) the arbitrator shall have no right to award damages.
Section 24.9    Entire Agreement. This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed or supplemented, except by a written instrument executed by both parties.
Section 24.10    Jurisdiction and Governing Law. Tenant hereby (A) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the Commonwealth of Massachusetts in respect to any action or proceeding brought therein by Landlord against Tenant concerning any matters arising out of or in any way relating to this Lease; (B) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings; (C) agrees that the laws of the Commonwealth of Massachusetts shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the Commonwealth of Massachusetts; and (D) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the Commonwealth of Massachusetts.
Section 24.11 Exhibits; Gender; Article and Section References. All of the Exhibits attached hereto are incorporated in and made a part of this Lease, but, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, the terms and provisions of this Lease shall control. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease.
Section 24.12 Invalidity of Particular Provisions. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
Section 24.13 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant's covenants and obligations to pay Rental and to perform its other obligations hereunder are absolute, unconditional and irrevocable obligations which are separate and independent from any of Landlord's covenants, obligations, warranties or representations in this Lease. Tenant shall have no right to hold back, offset or fail to pay any such Rental or other amounts due hereunder nor terminate this Lease for any alleged default by Landlord or for any other reason whatsoever.
Section 24.14    Captions. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof
Section 24.15    Parties Bound. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.
Section 24.16    Recycling. Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Landlord shall voluntarily impose or which shall be required pursuant to any Requirements.
Section 24.17    Intentionally Deleted.
Section 24.18    Hazardous Materials.
(a)Except for customary office and cleaning supplies used in accordance with all applicable laws, Tenant shall not cause or permit any Hazardous Materials (hereinafter defined) to be used, stored, transported, released, handled, produced or installed in, on or from the Premises or the Building. "Hazardous Materials," as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, Massachusetts General Laws Chapter 21 E, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. In the event of a breach of the provisions of this Section 24.18, Landlord shall have the right, in addition to all other rights and remedies of Landlord under this Lease or at law, to require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by any Requirements.
(b)Tenant unconditionally, absolutely and irrevocably indemnifies and agrees to defend and hold harmless the Indemnitees and their officers, employees, agents, contractors and those claiming by, through or under Landlord, from and against all loss, cost and expense (including, without limitation, reasonable attorney's fees) of whatever nature suffered or incurred by the Indemnitees on account of the use on the Premises, or the release or discharge from the Premises, of Hazardous Materials, including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or Requirements the institution of any action by any party against the Tenant, the Indemnitees or the Building, based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of

Hazardous Materials or the imposition of a lien on any part of the Premises or the Building under any federal, state or local laws pursuant to which a lien may be imposed due to the existence of hazardous substances. Tenant further unconditionally, absolutely and irrevocably guarantees the payment of any fees and expenses incurred by the Landlord in enforcing or seeking enforcement of the liability of the Tenant under this indemnification.
(c)In the event of a breach of the provisions of this Section, Landlord shall have the right, in addition to all other rights and remedies of Landlord under this Lease or at law, to require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by any Requirements. The provisions of this Section shall survive the expiration or termination of this Lease.
Section 24.19    Reimbursement for Costs of Review and Investigation. If Tenant shall request the consent or approval of Landlord to the making of any Alterations, to any assignment or subletting or to any other thing, then Tenant shall reimburse Landlord as Additional Rent, promptly upon demand, for all reasonable out-of-pocket costs and expenses of Landlord incurred in connection therewith, including, without limitation, (A) in case of any Alteration, costs and expenses of Landlord in (1) reviewing said plans and specifications and (2) inspecting the Alterations to determine whether the same are being performed in accordance with the approved plans and specifications and all Requirements, including, without limitation, the fees and expenses of any architect and engineer retained by Landlord for such purpose, and (B) in case of any assignment or subletting, the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the request for any consent. Landlord shall furnish Tenant with copies of all bills for which reimbursement is requested hereunder.
Section 24.20    No Representations By Landlord. Landlord and Landlord's agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. This Lease does not grant any rights to light, view or air over adjacent property, and any diminution or shutting off of light, view or air by any structure that may be erected adjacent to the Building shall not affect this Lease or impose any obligation or liability upon Landlord.
Section 24.21    End of Term. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions of Article 7 hereof Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Base Rent and Escalation Rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the date that is thirty (30) days following the Expiration Date, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord's right to demonstrate and collect any damages suffered by Landlord and arising from Tenant's failure to surrender the Premises as provided herein, Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and prorated for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to one hundred twenty five (125%) of the greater of (i) the aggregate of that portion of the Base Rent, Escalation Rent and other items of Rental which were payable under this Lease during the last month of the Term and (ii) the fair market value as reasonably determined by Landlord for the next ninety (90) days, and thereafter Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and prorated for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to one hundred fifty (150%) of the greater of (i) the aggregate of that portion of the Base Rent, Escalation Rent and other items of Rental which were payable under this Lease during the last month of the Term and (ii) the fair market value as reasonably determined by Landlord. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises without written consent after the Expiration Date or to limit in any manner Landlord's right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 24.21. The provisions of this Section 24.21 shall survive the Expiration Date.
Section 24.22    Quiet Enjoyment. Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease.
Section 24.23    Failure to Give Possession. Except to the extent expressly provided herein, Tenant waives any right to rescind this Lease and further waives the right to recover any damages which may result from Landlord's failure for any reason to deliver possession of the Premises on the date set forth herein as the Commencement Date. If Landlord shall be unable to give possession of the Premises on the Commencement Date, and provided that Tenant is not responsible for such inability to give possession, the Commencement Date shall be deemed to be the date upon which Landlord shall have delivered possession of the Premises to Tenant. No such failure to give possession on the Commencement Date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or claim for rescission of this Lease, nor shall the same be construed in any way to extend the Term.
Section 24.24    Waiver of Trial By Jury. THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN

ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING AGAINST TENANT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE TENANT FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT.
Section 24.25    Inability to Perform. This Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord, or because Landlord is unable to make, or is delayed in making, any repairs, additions, alterations, improvements or decorations, or is unable to supply, or is delayed in supplying, any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes, lockouts, work stoppages, acts of labor unions or other labor troubles, or by accident, or due to Acts of God, fire, earthquake, flood, explosion, action of the elements, war, hostilities, invasion, acts of terrorism, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials, services or supplies in the open market, failure of transportation or utilities, condemnation, requisition, laws, preemption by Governmental Authorities in connection with a national emergency or acts of terrorism, or by reason of any Requirements of any Governmental Authority, or by reason of failure of the HV AC, electrical, plumbing, or other Building Systems in the Building not attributable to Landlord's negligence, or by any cause whatsoever beyond Landlord's reasonable control (collectively, "Force Majeure ").
Section 24.26    Notice of Lease. Tenant agrees not to record this Lease, but each party hereby agrees upon the request of the other, to execute, acknowledge and deliver a Notice of Lease in such recordable form as may be permitted by applicable statute. In no event shall such Notice of Lease set forth the Base Rent or other charges payable by Tenant under this Lease and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions hereof. In the event of a termination of this Lease, Tenant agrees to execute a recordable instrument setting forth the fact of and date of such termination within thirty (30) days of written request therefor from Landlord. Except for the information provided in the Notice of Lease, Tenant agrees to keep this Lease and all information obtained by Tenant with respect to the Building, whether from Landlord or independently (and whether directly or through outside consultants), and not otherwise generally available, in confidence and not disclosed to third parties except as required by applicable law.
Section 24.27    Annual Financial Statements.
(a)From time to time upon Landlord's request, but not more often than one (1) time per twelve-month period plus at any time from time to time if Tenant is in Event of Default or in connection with a financing, investment, sale or similar transaction by Landlord, Tenant shall deliver to Landlord financial statements for Tenant (which shall be audited, if available) for the most recent annual period for which such statements are prepared, which statements shall be prepared and certified by an independent certified public accountant acceptable to Landlord or by Tenant's chief financial officer, and any other materials reasonably requested by Landlord in connection with Tenant's financial condition (or that of its guarantor, if any).
(b)Landlord and its affiliates and investors shall keep such financial statements confidential, provided that Landlord shall be permitted to deliver such financial statements to a lender, investor or purchaser or a prospective lender, investor or purchaser in connection with (i) a sale or financing of the Building or the Real Property or any interest in any mortgage encumbering the Building or the Real Property, or (ii) a sale of all or substantially all of the interests of Landlord or (iii) any other recapitalization of the equity interests in Landlord, so long as Landlord shall cause such party to first execute a commercially reasonable confidentiality agreement.
Section 24.28    Intentionally Omitted.
Section 24.29    OFAC Compliance. Tenant and Landlord (each, a "Representing Party") each represents and warrants to the other (i) that neither the Representing Party nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a "Prohibited Person") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the "Executive Order") signed on September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action (ii) that the Representing Party's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"), and (iii) that throughout the term of this Lease the Representing Party shall comply with the Executive Order and with the Money Laundering Act.
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IN WITNESS WHEREOF, Landlord and Tenant have each executed and delivered this Lease under seal as of the day and year first above written.

LANDLORD:

MP Franklin Burnham Co LLC

	By:	/s/ Philip H. Lovett
	Name:	Philip H. Lovett
	Title:	Vice President

TENANT:

Tufin Software North America, Inc.

	By:	/s/ Ruvi Kitov
Tenant's Federal Employer	Name:	Ruvi Kitov
Identification Number:	Title:	CEO

26-2112841

Appendix - Definitions
"Additional Rent" shall mean Escalation Rent plus all other costs, expenses or charges due from Tenant hereunder, other than Base Rent.
"Affiliate" shall mean a Person which shall (i) Control, (ii) be under the Control of, or (iii) be under common Control with the Person in question.
''Alteration(s)" shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in or about the Premises including Initial Work (as hereinafter defined).
"Alteration Rules and Regulations" shall mean the rules and regulations annexed as Exhibit E and such other rules and regulations with respect to alterations as Landlord or Landlord's agent may from time to time adopt.
"Applicable Rate" shall mean the lesser of (i) four (4) percentage points above the then current Prime Rate, and (ii) the maximum rate permitted by applicable law.
"Assignment Proceeds" shall have the meaning set forth in Section 14.6 hereof
"Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.
"Base Building" shall mean the common building and core facilities of the Building, but shall not include any leasehold improvements relating to the Premises (whether existing or constructed by Landlord or Tenant), Alterations, Tenant's Distribution Systems, or other fixtures or personal property.
"Base Operating Expenses" shall mean Base Office Operating Expenses or Base Building Operating Expenses, as applicable.
"Building" shall mean the building, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land any and all alterations and replacements thereof, additions thereto and substitutions therefor, having an address of 10 Summer Street, Boston, MA (which address is subject to change as provided in Section 16.4) and known as "The Burnham Building" but excluding the Garage other than the elevators or stairways from the Building to the Garage.
"Building Rentable Square Feet" shall have the meaning set forth in Article 1.
"Building System" shall mean any of the Building Systems.
"Building Systems" shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler, life safety and other service systems of the Building.

Appendix - Page 1

"Business Days" shall mean all days except Saturdays, Sundays, and all legal holidays on which governmental offices in Suffolk County or the Commonwealth of Massachusetts are closed.
"Business Hours" shall mean the hours of 8:00 A.M. to 6:00 P.M. on Mondays through Fridays and 9:00 AM. to 1:00 P.M. on Saturdays (other than holidays, which are limited to: New Year's Day, Marin Luther King, Jr.'s Birthday (when recognized), Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day).
"Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, Boston Metropolitan Area, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant shall agree upon in writing shall be substituted for the Consumer Price Index.
"Control" or "control" shall mean ownership of fifty percent (50%) or more of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.
"Effective Date" shall have the meaning set forth in Section 3.1 hereof.
"Escalation Rent" shall mean, individually or collectively, the Tax Payment and the Operating Payment.
"Event of Default" shall have the meaning set forth in Section 17.1 hereof.
"Existing Leasehold Improvements" shall mean all existing leasehold improvements relating to the Premises (including without limitation existing partition walls, shelving, floors, ceilings and other improvements), and also including all existing improvements from the centerline of the demising walls, perimeter walls and exterior windows of the Premises.
"Expiration Date" shall mean the Fixed Expiration Date or such earlier date on which the Term shall sooner end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.
"Force Majeure" shall have the meaning set forth in Section 24.25 hereof.
"Garage" shall mean the parking facility relating to the Building.

Appendix - Page 2

"General Contractor" shall mean a general contractor designated by Landlord.
"Governmental Authority (Authorities)" shall mean the United States of America, the Commonwealth of Massachusetts, Suffolk County, the City of Boston, any political subdivision thereof and any agency, department, commission, board, bureau, official or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
"Hazardous Materials" shall have the meaning set forth in Section 24.18 hereof.
"Indemnitees" shall mean Landlord, Lessors under Superior Leases and Mortgagees and its and their partners, shareholders, officers, directors, employees, agents and contractors.
"Tenant Indemnitees" shall mean Tenant and its partners, shareholders, officers, directors, employees, agents and contractors.
"Initial Tenant" shall mean Tufin Software North America, Inc. (and not its successors or assigns).
"Initial Work'' shall have the meaning set forth in Section 5.2 hereof.
"Lease" shall mean this Lease, as it may be hereinafter amended by written instrument signed by Landlord and Tenant.
"Lease Year" shall have the meaning set forth in Section 3.4 hereof.
"Mortgage(s)" shall mean any trust indenture or mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitution therefor, and advances made thereunder.
"Mortgagee(s)" shall mean any trustee, mortgagee or holder of a Mortgage.
"Office Building Lobby" shall mean the ground floor lobby serving the Office Portion of the Building.
"Office Portion of the Building" shall mean that portion of the Building that is leased or occupied primarily for office purposes or, if vacant, is designated by Landlord to be leased primarily for office purposes and the common areas solely serving such office areas (such as the Office Building Lobby and the elevators solely serving the Office Portion of the Building), all as may change from time to time.
"Office Portion Rentable Square Feet" shall mean the rentable area set forth in Section 1.1 hereof, provided that Landlord shall have the right to equitably adjust the Office Portion Rentable Square Feet in the event of a change in the Office Portion of the Building from time to time.

Appendix - Page 3

"Operating Expenses" shall mean Building Operating Expenses or Office Operating Expenses, as applicable.
"Operating Payment" shall have the meaning set forth in Section 4.4 hereof.
"Operating Statement' shall have the meaning set forth in Section 4.2 hereof.
"Operating Year" shall have the meaning set forth in Section 4.2 hereof.
"Operation of the Office Portion of the Building" shall mean the operation, maintenance, security, repair and management of the Office Portion of the Building and the common areas solely serving the Office Portion of the Building including without limitation the Office Building Lobby and the elevators solely serving the Office Portion of the Building.
"Operation of the Real Property" shall mean the operation, maintenance, security, repair and management of the Building, the façade of the Building, the land on which it is located and the curbs, sidewalks and areas adjacent thereto.
"Partner" or "partner" shall mean any partner of Tenant, any employee of a professional corporation which is a partner of Tenant, and any shareholder of Tenant if Tenant shall become a professional corporation.
"Permitted Tenant Successor" shall have the meaning given in Section 14.1 hereof.
"Person(s)" or ''person(s)" shall mean any natural person or persons, a partnership, a corporation and any other form of business or legal association or entity.
"Premises Rentable Square Feet" shall have the meaning set forth in Article 1, as the same may be increased or decreased pursuant to the terms hereof.
"Prime Rate" shall mean the rate of interest reported from time to time in the Wall Street Journal, or its successor, as its "prime lending rate" or if this publication is discontinued, the "prime rate" that is reported in a comparable publication, reasonably selected by Landlord.
"Prohibited Use" shall mean any of the following uses, the "Prohibited Uses": (i) a primarily take-out restaurant including without limitation (for purposes of illustration only) a coffee shop, a shop for the sale of sandwiches, bagels, paninis, burritos or wraps, a traditional pizzeria-type or sub-shop delicatessen restaurant or a sushi or Indian food restaurant but not a food court, (ii) the sale for off-premises consumption of fresh meat, fresh fish, fresh produce or bulk delicatessen items (and for purposes hereof "bulk delicatessen items" shall mean the sale of deli meats in bulk and shall not mean sandwiches or other Prepared Foods even if such sandwiches contain deli meats) or any of combination of the foregoing (collectively, "Fresh Products"), (iii) the sale for off-premises consumption of bread and other bakery items, dairy products, frozen foods or other "grocery" food items, excluding Prepared Foods and Fresh Products and excluding candy, gum and the like that may be sold at the checkout counter, (iv) the sale of beer, wine or other alcoholic beverages for off-premises consumption pursuant to an all alcoholic beverages off-premises license or a wine and malt beverages off-premises license,

Appendix - Page 4

and (v) a neighborhood market, ethnic food market or a convenience type store such as a 7- Eleven or Cumberland Farms or a so-called "dollar" store such as Dollar Tree or Family Dollar.
"Project" shall mean the Building, the Residential Building and the land on which such buildings are located.
"Real Property" shall mean the Building, together with the plot of land upon which it stands.
"Rental" shall mean and be deemed to include Base Rent, Escalation Rent and all other Additional Rent payable by Tenant to Landlord hereunder.
"Required Removables" shall have the meaning given in Section 7.l(b)(iv) hereof.
"Requirements" shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, decisions, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or affecting the maintenance, use or occupation of the Real Property. Without limiting the generality of the foregoing, Requirements shall include any requirements in the certificate of occupancy issued for the Premises or for the Building and the Americans With Disabilities Act of 1990, as the same may hereafter be amended.
"Residential Building" shall mean that certain building constructed by Landlord or its Affiliate on land adjacent to the Building.
"Rules and Regulations" shall mean the rules and regulations annexed hereto and made a part hereof as Exhibit C, and such other and further rules and regulations as Landlord or Landlord's agents may from time to time adopt on such notice to be given as Landlord may elect.
"Successor Landlord'' shall have the meaning set forth in Section 10.2 hereof.
"Superior Lease(s)" shall mean all ground or underlying leases of the Real Property, the Building or any portion thereof which includes all or a portion of the Premises, now existing or hereafter made by Landlord and all renewals, extensions, supplements, amendments and modifications thereof, and any Master Leases described in Section 10.6 hereof.
"Tangible Net Worth" shall mean total assets minus intangible assets (including, without limitation, goodwill, patents and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles.
"Tax Payment" shall have the meaning set forth in Section 4.3 hereof.
"Tenant-Caused Delay" shall mean a delay in the date of completion of any obligations of Landlord under this Lease due to any of the following: (a) any failure by Tenant to fulfill its obligations under this Lease, (b) any request by Tenant that Landlord delay the completion of

Appendix - Page 5

any obligation of Landlord, (c) any entry into the Premises or the Building by Tenant or its employees, agents or contractors, or (d) any other act or omission of Tenant or any of its employees, agents or contractors.
"Tenant's Designated Representative" shall mean the agent, employee, officer or director of Tenant who is authorized from time to time to make decisions, give notices and receive notices contemplated hereunder, and whose name Tenant has given Landlord prior written notice thereof.
"Tenant's Distribution Systems" shall mean the distribution portions of the Building Systems which exclusively serve the Premises, whether located in the Premises, or elsewhere in the Building and any other equipment or fixtures exclusively serving the Premises, whether existing or installed outside the Premises as part of any Alteration including without limitation VAV boxes, air handling equipment, supplemental heating and cooling equipment and other such equipment or fixtures, but shall not include Base Building equipment located in Base Building mechanical rooms.
"Tenant's Property" shall mean Tenant's movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings, decorations and other items of personal property.
"Tenant's Building Share" shall mean the percentage share set forth in Section 1.1 hereof, provided that Landlord shall have the right to equitably adjust Tenant's Building Share in the event of an increase or decrease in the Premises Rentable Square Feet or the Building Rentable Square Feet.
"Tenant's Office Share" shall mean the percentage share set forth in Section 1.1 hereof, provided that Landlord shall have the right to equitably adjust Tenant's Office Share in the event of an increase or decrease in the Premises Rentable Square Feet or the Office Portion Rentable Square Feet.
"Tenant's Share" shall mean Tenant's Building Share or Tenant's Office Share, as applicable and as the same may be increased or decreased pursuant to the terms hereof.
"Term" shall mean a term which shall commence on the Commencement Date and shall expire on the Expiration Date.

Appendix - Page 6

EXHIBIT A
FLOOR PLAN OF THE PREMISES
EXHIBIT A

ELECTRICAL ROOM
TEL DATA
RESTROOM
RESTROOM
STAIR B
MECH ROOM
PASS ELEV
PASS ELEV
PASS ELEV
SERVICE VESTIBULE
STAIR A
Washington Street
Summer Street

BURNHAM BUILDING
6TH FLOOR
OFFICE PLAN_S,982 SF

Exhibit A - Page 1

EXHIBIT A-1
Legal Description of the Land
Burnham Property
Parcel 1:
A certain parcel of land situated in the City of Boston, County of Suffolk in the Commonwealth of Massachusetts being shown as Lot 1 on that certain plan entitled "Subdivision Plan of Land "Filene's Block", Boston, Mass., prepared by Feldman Professional Land Surveyors dated March 12, 2013 and recorded with the Suffolk County Registry of Deeds in Book 2013, Page 127 (the "Plan") and being more particularly described in accordance with said Plan as follows:
Beginning at a point at the intersection of the southeasterly sideline of Washington Street and the northeasterly sideline of Summer Street;
Thence running N 39°01'22 E by said southeasterly sideline of Washington Street, a distance of 151.38 feet to a point at land now or formerly of 426 Washington Street Owner, LLC shown as Lot 2 on said Plan;
Thence turning and running S 45°23'07'' E by said land now or formerly of 426 Washington Street Owner, LLC shown as Lot 2 on said Plan, a distance of 221.61 feet to a point on the northwesterly sideline of Hawley Street;
Thence turning and running S 38°24'30"W by said Hawley Street, a distance of 153.31 feet to a point at the intersection of said Hawley Street and said Summer Street;
Thence turning and running N 43°20'28"W by said Summer Street, a distance of 91.56 feet to a point;
Thence turning and running N 46°02'28"W by said Summer Street, a distance of 131.94 feet to the point of the beginning.
Containing approximately 33,421 square feet according to said Plan.
Parcel 2:
Volumes of space located adjacent to Parcel I and more particularly described in the Agreement and Conveyance by and among the Massachusetts Bay Transportation Authority (the "MBTA"), The Equitable Life Assurance Society of the United States and Federated Department Stores, Inc., dated as of October I, 1976, and recorded in the Suffolk County Registry of Deeds in Book 8940, Page 598, as affected by the Second Agreement and Conveyance by and among the MBTA and MP Franklin Burnham Co LLC, dated as of July 16, 2013, and recorded in the Suffolk County Registry of Deeds in Book 51829, Page 194, as Volumes C-3, C-15, C-16, C-22, C-25 and C-26.

Exhibit A-1 - Page 1

EXHIBIT B
COMMENCEMENT DATE CERTIFICATE

TO:	Tufin Software North America, Inc.,

FROM:	MP Franklin Burnham Co LLC

DATE:

RE:
Lease dated August______, 2019 between MP Franklin Burnham Co LLC, as Landlord, and Tufin Software North America, Inc., as Tenant, for the Premises at The Burnham Building, 10 Summer Street, Boston, MA.

Ladies and Gentlemen:
In accordance with Section 3.3 of the captioned Lease, we wish to advise and/or confirm the following:
(1)That Tenant has possession of the subject Premises and the term of said Lease commenced on _____________, 2019 (the "Commencement Date").
(2)That the Rent Commencement Date shall be ___________ , 2019.
LANDLORD:

MP Franklin Burnham Co LLC

By:
Name:
Title:

Exhibit B - Page 1

EXHIBIT C
RULES AND REGULATIONS
(1)The sidewalks, entrances, passages, courts, lobbies, elevators, vestibules, stairways, corridors, halls and other public spaces shall not be obstructed or encumbered by Tenant or its employees, contractors, guests or other invitees, or used for any purpose other than ingress and egress to and from the Premises and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord. Landlord shall have the right to prohibit loitering in all common areas.
(2)No awnings, air-conditioning units, fans or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, or screens, other than those which conform to Building standards as established by Landlord from time to time, shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner reasonably approved by Landlord. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design and bulb color approved by Landlord, which consent shall not be withheld or delayed unreasonably unless the prior consent of Landlord has been obtained for other lamping.
(3)No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, if Tenant has refused to remove same after reasonable notice from Landlord, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.
(4)The exterior windows and doors that reflect or admit light and air into the Premises or the halls, passage ways or other public places in the Building, shall not be covered or obstructed by Tenant.
(5)No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air-conditioning supply or exhaust without the prior written consent of Landlord.
(6)The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.
(7)Subject to the provisions of Article 7 of this Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, as provided in the Lease, and as Landlord may direct.

Exhibit C - Page 1

(8)No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.
(9)Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television set, talking machine, unmusical noise, whistling, singing, or in any other way.
(10)Tenant, or any of Tenant's employees, agents, visitors or licensees, shall not at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance except such as are incidental to usual office occupancy, provided, however, such items are stored in approved containers in compliance with all applicable Requirements.
(11)No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, unless Tenant promptly provides Landlord with the key or combination thereto. Tenant must, upon the termination of its tenancy, return to Landlord all keys of stores, offices and toilet rooms, and in the event of the loss of any keys furnished at Landlord's expense, Tenant shall pay to Landlord the cost thereof.
(12)No bicycles, vehicles shall be brought into or kept by Tenant in or about the Premises or the Building except in locations specifically designated by Landlord for vehicles or bicycles. No animals of any kind except for seeing eye dogs shall be brought into or kept by Tenant in or about the Premises or the Building.
(13)All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place in the manner and during the hours which Landlord or its agent reasonably may determine from time to time. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.
(14)Tenant shall not occupy or permit any portion of the Premises demised to it to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, or as a barber or manicure shop, or as an employment bureau. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant at the Premises, nor advertise for labor giving an address at the Premises.
(15)Tenant shall not purchase spring water, ice, towels or other like service, or accept barbering or bootblacking services in the Premises, from any company or persons not approved by Landlord, which approval shall not be withheld or delayed unreasonably and at hours and under regulations other than as reasonably fixed by Landlord.
(16)Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability

Exhibit C - Page 2

as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
(17)Landlord reserves the right to exclude from the Building (i) after 6:00 P.M. and before 8:00 A.M. on Business Days and (ii) before 8:00 A.M. and after 1:00 P.M. on Saturdays and (iii) during all hours on Sundays and legal holidays on which governmental offices in the Commonwealth of Massachusetts or Suffolk County are closed and, if Landlord so elects, during Business Hours and Saturdays between 8:00 A.M. and 1:00 P.M., all persons who do not present a pass (if required) to the Building signed or approved by Landlord. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.
(18)Tenant shall, at its expense, provide artificial light for the employees of Landlord while doing janitor service or other cleaning, and in making repairs or alterations in the Premises.
(19)The requirements of Tenant will be attended to only upon written application by Tenant's Designated Representative at the office of the Building. Building employees shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord, and provided Tenant pays the then Building standard rates for same.
(20)Canvassing, soliciting and peddling in or about the Building is prohibited and Tenant shall cooperate to prevent the same, including, but not limited to, providing Landlord with notice of any such acts when Tenant becomes aware of same.
(21)There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.
(22)Tenant shall not do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises. Tenant shall not permit the delivery of any food or beverage to the Premises, except by such persons delivering the same as shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed.
(23)Tenant shall keep the entrance door to the Premises closed at all times.
(24)Landlord shall have the right to require that all messengers and other Persons delivering packages, papers and other materials to Tenant (i) be directed to deliver such packages, papers and other materials to a person designated by Landlord who will distribute the same to Tenant, or (ii) be escorted by a person designated by Landlord to deliver the same to Tenant.
(25)Smoking of tobacco, marijuana or other products and any other use of tobacco shall not be permitted in the Building.

Exhibit C - Page 3

EXHIBIT D
Description of Initial Tenant Improvements
The "Initial Tenant Improvements" shall mean the following work in the Premises:
IT-Related Work:
1.)Ensure that there are two office entrances/exits.
2.)At each office entrance/exit, install two means of locking mechanisms (let it be physical locks- regular/deadbolt or electronic: HID Prox Card, Key fob scanner, Number Code Punch-In System, etc.).
3.)Installation of Security Cameras to survey Premises interior.
4.)Installation of Fiber Optic Wiring Throughout the Office Suite (For Internet).
5.)Installation of Noise Cancellation/White Noise Machines/Some Sort of Sound Masking in each Conference Room (for meeting privacy).
6.)Installation of Brackets/Tablets Outside of each Conference Room (to reserve and see the availability of each conference room).
7.)Potential installation of special wiring, paneling, and/or outlets simply for sources of power/IT equipment and so wires and plugs are concealed and not hanging around haphazardly.
Non-IT Related Construction Work:
1.)Removal of old flooring/carpeting and installation of new flooring/carpeting
2.)Room Walls Modification (for installation of extra phone booth rooms)
3.)Conference Room Doors: Sound-Proof Sealing and Glass Modification (for meeting privacy)
4.)Potential Wall/Color Pallet Changes (Painting); Contingent on Furniture Selections/Availability
5.)Tufin-Branding/Graphics on Walls Within the Interior of the Premises
6.)Removal of wall to combine two smaller rooms (Phone Room and Wellness Room) into larger office
7.)Additional HVAC modifications that may potentially be needed for new phone booths

Exhibit D - Page 1

EXHIBIT E
ALTERATION RULES AND REGULATIONS
All costs and expenses in connection with or arising out of the performance of any
Alteration shall be borne by Tenant.

(1)	All materials as well as methods and processes used in the performance of any Alteration shall conform to the design criteria for the Building adopted by Landlord from time to time.

(2)
Landlord may refer Tenant's mechanical plans to a consultant selected by Landlord for review, and, in such event, Tenant agrees to pay the reasonable cost of such within twenty (20) business days after receipt of invoices from Landlord. Tenant agrees further to comply with all reasonable changes and requirements that may be recommended by Landlord's consultant.

(3)
If alteration requires any structural modifications, Landlord may refer Tenant's structural plans to the Base Building structural engineer, or other engineer selected by the Landlord for review, and, in such event, Tenant agrees to pay reasonable cost of such within twenty (20) business days after receipt of invoices from Landlord. Tenant agrees further to comply with all reasonable changes and requirements that may be recommended by Landlord's consultant.

(4)
Tenant will perform any Alteration in a safe and lawful manner, using contractors reasonably approved by Landlord in accordance with the Lease and complying with all Requirements, and this compliance shall include the filing of plans and other documents as required, and the procuring of any required licenses or permits, prior to commencement of any Alteration. Tenant shall submit the following certificates to the Landlord:

(a)	Building Permit and insurance certificates as provided in Article 11 of the Lease (including contractor and subcontractor insurance) prior to any Alterations

(b)	Certificate of Occupancy and certificate of the Fire Department upon Completion

(5)	Sprinkler drawings and calculations must be provided to Landlord for its insurance provider's approval prior to the commencement of construction of any Alterations.

(6)
Landlord shall have no responsibility for or in connection with any Alteration and Tenant will remedy at Tenant's expense and be responsible for any and all defects in any Alteration that may appear during or after the completion thereof whether the same shall affect the Premises in particular or any part of the Building in general.

(7)
The Landlord or its agents shall not be responsible for any disturbances or deficiency created in the air-conditioning or other mechanical, electrical or structural facilities within the Building as a result of any Alteration. If such disturbances or deficiencies result, it shall be the Tenant's entire responsibility to correct the resulting conditions and

Exhibit E - Page 1

to restore the services to the reasonable satisfaction of the Landlord, its architects and engineers.

(8)
If the performance of any Alteration shall require that additional services or facilities (including, but without limiting the generality of the foregoing, extra elevator and cleaning services) be provided, Tenant shall pay Landlord the charges therefor provided in the Lease.

(9)	Tenant's workmen and mechanics must work in harmony and not interfere with any labor employed by the Landlord, Landlord's mechanics or contractors or by any other tenant or its contractors.

(10)
Tenant's contractors shall comply with the rules of the Building and the terms of the Lease as to the hours of availability of the Building elevators and the manner of handling materials, equipment and debris to avoid conflict and interference with Building operation.

(11)	Use of tenant passenger elevators by construction personnel is not permitted.

(12)
Use of toilets by construction personnel is not permitted unless expressly agreed to by Landlord. Toilets on unoccupied floors will be assigned to contractors, if available. Contractors shall be responsible for maintenance and repair of any toilets assigned to them.

(13)	Contractors shall coordinate all sprinkler/fire alarm shutdowns with Building management. Contractors shall bear all costs for fire alarm shutdowns.

(14)	Connection to the Building fire alarm system shall be made by the Building fire alarm contractor.

(15)	At the conclusion of construction, contractors shall:

A.	Clean all surfaces to a final clean condition.

B.	Replace all filters in existing Building mechanical equipment.

C.	Perform air and water balancing of systems and submit balancing report for approval.

(16)	At the conclusion of construction, a punch list of items not conforming with Building standards will be prepared by Landlord for the contractor's completion.

(17)	At the conclusion of construction, a complete set of as-built drawing shall be provided to Landlord.

(18)
Demolition and other work that produces excessive noise (including without limitation, all core drilling) must be performed during hours approved in writing by Landlord. The delivery of the materials and equipment and the removal of debris must be arranged to

Exhibit E - Page 2

avoid any inconvenience and annoyance to other tenants. Cleaning must be controlled to prevent dirt and dust from infiltrating into adjacent tenant or mechanical areas.

(19)
In undertaking any Alteration, Tenant shall not be deemed to be acting on behalf of Landlord or as Landlord's agent. Nothing herein contained shall be construed as a waiver by Landlord of any of the terms or provisions of the Lease.

(20)	Tenant agrees to comply with such reasonable rules and regulations that might be established from time to time by the building manager during construction.

Exhibit E - Page 3

EXHIBIT F
CLEANING SPECIFICATIONS
**MAIN LOBBY
Daily:
Sweep, dry mop, wash terrazzo with neutral cleaner, buff floor as necessary. Empty and clean trash/cigarette urns where applicable.
Wipe down and polish elevator doors including elevator threshold and call stations inside and out.
Dust lobby walls/ledges within hand reach. Clean glass entry doors and windows.
Clean/polish brass push plates and handles on front door and all other brass surfaces at entry. Vacuum lobby matting/carpeting.
Clean glass directory and security desk.
Remove smudges, fingerprints, and dirt marks from walls, switchplates, doors, and elsewhere as needed.
Wipe down planters as required and arrange properly on floor.

Sweep & mop stairs as outlined:	Main Stairs - Daily
Fire Stairs - Weekly
Garage stairs - Weekly
Monthly (provide written outlined schedule):
Shampoo lobby matting.
Shampoo carpet inside elevators.
Quarterly:
Dust all high surfaces including light fixtures.
Annually:
Machine strip - seal - refinish lobby terrazzo flooring according to provided specifications.
**ELEVATORS

Exhibit F - Page 1

Nightly:
Clean and polish all wall surfaces.
Weekly:
Vacuum all door track on each floor total of 40 tracks.
**TENANT OFFICES, CONFERENCE ROOMS, RECEPTION AREAS, HALLWAYS (not including non-office areas such as kitchens, health clubs and the like)
Nightly:
Empty all wastebaskets and clean as required. Replace liners. Liners to be supplied by management.
Dust all desks, chairs, tables, office furniture and equipment, window sills, ledges, horizontal surfaces, etc.
Wash and sanitize sides and tops of all water coolers & drinking fountains using a germicidal detergent solution.
Remove smudges, fingerprints, and dirt marks from walls, switchplates, doors and elsewhere as needed.
Spot clean all glass sidelights and partitions.
Thoroughly vacuum all carpeting 2xs per week, Spot vacuum 3xs per week; furniture to be properly placed when done.
Damp mop vinyl flooring and remove spills or stains as needed.
Wipe clean all metal surfaces within normal reach.
Inspect carpet for spots and stains and remove as needed.
Weekly:
Edge vacuum carpeting.
Spray buff vinyl flooring.
Quarterly:
Thoroughly clean all glass including sidelights and partitions.
Dust all high surfaces including diffusers, ceiling corners, and light fixtures.
Dust all window treatments.

Exhibit F - Page 2

Dust all chair and table legs, moldings, baseboards and other low areas.
Machine strip and refinish vinyl flooring.
**RESTROOMS
Nightly:
Clean and sanitize all sinks, toilets and urinals using a germicidal detergent solution.
Clean tile behind all toilets, sinks, and urinals.
Clean all bright work including chrome fittings, metal dispensers and flushometers.
Clean all mirrors and glass.
Empty waste receptacles, clean outside (and inside if required). Replace liners. Liners to be furnished by management.
Empty sanitary napkin disposal units, clean outside (and inside if required). Replace liner.
Replace paper towel, toilet tissue, and hand soap. Clean outside of dispensers. Products to be furnished by management.
Spot clean partitions, walls, and entry doors.
Sweep, wash, and disinfect bathroom floor.
Monthly:
High dusting of diffusers, light fixtures, ceiling corners, etc.
Machine scrub and rinse all floor surfaces.
Quarterly:
Thoroughly wash all partitions and walls.
**KITCHENS
Nightly:
Empty all waste containers, clean exterior (and inside if required), and replace liners. Liners supplied by management.
Wash tables and countertops.
Dust all ledges and furniture.

Exhibit F - Page 3

Spot remove dirt and spills from kitchen cabinets, walls, and appliance surfaces.
Clean kitchen sinks.
Damp mop vinyl flooring.
Place chairs in proper order around kitchen tables.
Place glassware in dishwasher if available.
Weekly:
Spray buff vinyl flooring.
Annually:
Machine strip and refinish all vinyl flooring.
**COMMON AREA HALLWAYS
Nightly:
Vacuum thoroughly and spot clean carpeting as needed.
Spot remove smudges, fingerprints, etc. from walls and elevator doors. Pay particular attention to wall surface by elevator buttons.
Clean and sanitize all public drinking fountains
Clean corridor glass and metal work.
Quarterly:
High dusting of diffusers, light fixtures, etc.
Semi-Annually:
Shampoo carpets
**STAIRWELLS
North stairwell - sweep weekly and dust handrails. Damp mop once per week or as requested by Building Manager.
South stairwell - sweep weekly and dust handrails. Damp mop once per weeks or as requested by Building Manager.
**OTHER

Exhibit F - Page 4

Sweep front and sides of building to remove cigarettes and trash at a minimum of two times daily.
Recycling bins are located by the freight elevators. Tenant deskside recycling bins should be emptied into the recycling bins 2 times per week (Tuesday and Thursday). Recycling bins are to be brought down to the Stuart Street sidewalk for Thursday evening pickup by waste vendor.
The cleaning supervisor will inform the Building Manager several days in advance when supplies are running low (paper towel, toilet paper, hand soap, trash liners).In addition, cleaning manager is responsible for informing building manager of any problems within tenant space (lights out, leaks, stained tiles etc.) on an ongoing basis.
Cleaning staff is responsible for collecting and disposing of rubbish on a nightly basis. Rubbish is bagged then placed on Stuart street side of property for pick-up each evening by waste vendor.
Janitor's closet to be maintained in a clean and orderly fashion.
Cleaning supervisor and management will perform building inspection with property manager on a monthly basis to insure quality and tenant satisfaction.
Cleaning staff to shampoo walkoff matting on a quarterly basis.
Cleaning supervisor and management to perform monthly inspection of telephone/storage closets to insure that no debris left behind. Cleaning responsible to remove any debris or items.
Cleaning supervisor to meet with management on a nightly basis at 4:30 to review any special requests or problem areas.
Basement corridors to be swept nightly & mopped monthly.
Freight elevator to be swept nightly and mopped monthly.
Contractor to provide cost per hour for snow removal.
Loading dock area to be swept and mopped nightly.
Loading dock truck bays (around dumpster) to be power washed on a monthly basis.
Garage vestibules (glass, walls & flooring) spot check daily and nightly general cleaning.
***Health club areas, showers and other non-office areas shall not be cleaned by Landlord.

Exhibit F - Page 5

EXHIBIT G
OPERATING EXPENSE EXCLUSIONS

1)	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or solely for the purpose of selling the Building or the Project;

2)	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3)	costs of renovating or otherwise improving or decorating leasable space for any tenant or other occupant of the Building or the Land, including Tenant, or relocating any tenant;

4)	financing costs including interest and principal amortization of debts and the costs of providing the same;

5)	except as otherwise expressly provided below, depreciation;

6)	rental on ground leases or other underlying leases and the costs of providing the same;

7)	wages, bonuses and other compensation of employees above the grade of Building or Property Manager;

8)
any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Land (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease or with respect to future changes in laws giving rise to any such obligations provided that to the extent the same are capital improvements or expenditures, such costs will be amortized as provided below);

9)	costs of any items for which Landlord is paid or reimbursed by insurance;

10)	increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building or the Land for which Landlord is entitled to reimbursement from any other tenant;

11)
charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord (other than as an Operating Expense) or to pay to third parties;

12)	cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis (other than as an Operating Expense);

13)	the cost of installing, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare;

Exhibit G - Page 1

14)
cost of any work or service performed on an extra cost basis for any tenant in the Building or the Land to a materially greater extent or in a materially more favorable manner than available generally to the tenants and other occupants;

15)	cost of any work or services performed for any facility other than the Building or Land;

16)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in an arms-length transaction;

17)	cost of initial cleaning and rubbish removal from the Building or the Real Property to be performed before substantial completion of the Building or tenant space;

18)	cost of initial landscaping of the Building or the Land;

19)	except as expressly provided below, cost of any item that, under GAAP are properly classified as capital expenses;

20)
except as expressly provided below, lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

21)	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant's failure to pay rent or other actions or inactions;

22)	cost of acquiring sculptures, paintings and other works of fine art;

23)	real estate taxes or taxes on Landlord's business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

24)	charitable or political contributions;

25)	reserve funds;

26)	all other items for which another party compensates or pays so that Landlord will not recover any item of cost more than once;

27)
costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant's actions or inactions;

28)
costs related to public transportation, transit or vanpools, provided however the administrative costs of compliance with the coordination of shared or public transportation pursuant to a transportation access program agreement may be included in Operating Expenses.

29)	any repair, maintenance or operating costs paid under any applicable warranty.

Exhibit G - Page 2

30)
Costs of correcting defects in the design, construction or equipment provided by Landlord or latent defects in the Building to the extent the same would be performed without cost under a warranty in the construction contract for the building obtained in accordance with the Lease.

31)	Direct costs or allocable costs associated with the parking operations provided there is a separate charge for parking.

32)
Landlord's general overhead and any other costs not directly attributable to the operation or management of the Building and any costs associated with a management office that is not in close proximity to the Project (except to the extent included in the management fee).

33)
A property management fee in excess of four percent (4%) of annual gross revenues for the Building (the same percentage management fee shall be included in Base Operating Expenses as is included in the Operating Expenses for the Operating Year in question.

If Landlord installs a new or replacement capital item or makes a capital expenditure for the purpose of reducing costs, or reducing or conserving the use of energy in the Building (up to an amount of annual savings from such capital expenditure) or for the purpose of complying with any Requirement not applicable on the Commencement Date, the cost of such item or expenditure amortized over the useful life of the item determined in accordance with GAAP as reasonably determined by Landlord with interest at the so-called base rate or prime rate from time to time published in the Wall Street Journal (or any comparable financial publication designated by Landlord) shall be included in Operating Expenses

Exhibit G - Page 3

EXHIBIT H
LETTER OF CREDIT
MP Franklin Burnham Co LLC
c/o Millennium Partners
1995 Broadway, 3rd Floor
New York, New York 10023
Attn: Chief Financial Officer
Re:    Irrevocable Clean Letter of Credit
Gentlemen:
By order of our client,_________________________("_____") we hereby open our clean irrevocable Letter of Credit No. _______ in your favor for an amount not to exceed in the aggregate $___________ US Dollars effective immediately.
Funds under this credit are available to you against your sight draft drawn on us mentioning thereon our Credit No. _______
This Letter of Credit shall expire twelve months from the date hereof; provided, however, that it is a condition of this Letter of Credit that it shall be deemed automatically extended, from time to time, without amendment, for one year from the expiry date hereof and from each and every future expiry date, unless at least thirty (30) days prior to any expiry date we shall notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period, in which event, unless a substitute Letter of Credit in conformity with the provisions hereof is delivered to you within fifteen (15) days following your receipt of our notice of nonrenewal, you may, at any time thereafter, upon presentation of a sight draft accompanied by a certificate purportedly signed by an officer of your company stating "a replacement letter of credit has not been delivered" draw on the entire amount of this Letter of Credit. The final expiry date hereof shall be no earlier than ______ [thirty (30) days following the Expiration Date].
This Letter of Credit is transferable and may be transferred one or more times. However, no transfer shall be effective unless advice of such transfer is received by us in the form attached signed by you, with signature guaranteed by a commercial bank or member firm of a national stock exchange.
We hereby agree with you that all drafts drawn or negotiated in compliance with the terms of this Letter of Credit will be duly and promptly honored upon presentment and delivery of your draft to our office at ____________________________ accompanied by a certificate purportedly signed by an officer of your company confirming that you are entitled to draw the amount represented by the sight draft pursuant to the Lease between you and _________________ if negotiated on or prior to the expiry date as the same may from time to time be extended.
Except as otherwise specified herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993) Revision, International Chamber of Commerce Publication No. 500.

Very truly yours,

(Name of Bank)